SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              -----------------
                              AMENDMENT NO. 1
                                     TO
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------

                              ANDREW CORPORATION
            (Exact name of registrant as specified in its charter)

            DELAWARE
(State or other jurisdiction of
 incorporation or organization)

              3357                                  36-2092797
(Primary Standard Industrial                   (I.R.S. Employer
 Classification Code Number)                    Identification No.)

    10500 W. 153RD STREET, ORLAND PARK, ILLINOIS 60462 (708) 349-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHARLES R. NICHOLAS
                              EXECUTIVE VICE PRESIDENT;
                              CHIEF FINANCIAL OFFICER
                              10500 WEST 153RD STREET
                            ORLAND PARK, ILLINOIS 60462
                                  (708) 349-3300

(Name, address, including zip code, and telephone, including area code, of agent for service)
                           WITH COPIES TO:
     KAREN S. LYONS                            TIMOTHY R. M. BRYANT
  GARDNER, CARTON & DOUGLAS                  MCDERMOTT, WILL & EMERY
   321 NORTH CLARK STREET,                   227 WEST MONROE STREET
      SUITE 3300                             CHICAGO, ILLINOIS 60606
  CHICAGO, ILLINOIS 60610                       (312) 984-2069
    (312) 245-8485

         Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger of The Antenna Company with and into Andrew Corporation as set forth in Article I of the Agreement and Plan of Merger included as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.
                                                       ----

                        CALCULATION OF REGISTRATION FEE
                                                                    Proposed
                                                                    Maximum
Title of Each Class             Amount            Maximum           Aggregate       Amount of
of Securities                   to be             Offering Price    Offering        Registration
Being Registered                Registered        Per Unit          Price           Fee
-------------------             ----------        --------------    ---------       ------------
Common Stock, $0.01 par value.  1,250,000 shares   N/A              $6,959,840<F1>  $2,400<F1>

<F1>
There is no market for the 9,000 shares of The Antenna Company which are to be received by the Registrant in the Merger. Therefore, pursuant to Rule 457(f)(2) the fee is calculated based on the aggregate book value of such shares which was $6,959,840 as of December 31, 1995.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                ANDREW CORPORATION

Cross-Reference Sheet Showing Location in Prospectus of Information Required by
 Items of Form S-4.
ITEM NUMBER AND CAPTION                            LOCATION OR CAPTION IN PROSPECTUS
A.    Information about the Transaction

   1. Forepart of Registration Statement
      and Outside Front Cover Page                 Facing page of Registration Statement; this cross-reference sheet;
      of Prospectus.............................   Outside Front Cover Page of Prospectus

   2. Inside Front and Outside Back Cover Pages    "Documents Incorporated by Reference;"
      of Prospectus.............................   "Available Information;" "Table of Contents"

   3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.............   Summary

   4. Terms of the Transaction..................   Cover Page; "The Merger;" "Information Concerning Andrew;"
                                                   "Information Concerning Antenna;" "Rights of Andrew and
                                                   Antenna Stockholders"


   5. Pro Forma Financial Information...........   "Pro Forma Combined Condensed Financial Information"

   6. Material Contacts With the Company Being
      Acquired..................................   "The Merger"

   7. Additional Information Required for
      Reoffering by Persons and Parties Deemed
      To Be Underwriters........................   <F2>

   8. Interests of Named Experts and Counsel....   "Legal Matters;" "Experts"

   9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   <F2>

B. Information about the Registrant

  10. Information With Respect to S-3
      Registrants...............................   "Information Concerning Andrew"

  11. Incorporation of Certain Information
      by Reference..............................   "Documents Incorporated by Reference"

  12. Information With Respect to S-2 or
      S-3 Registrants...........................   <F2>


  13. Incorporation of Certain Information by
      Reference.................................   <F2>

  14. Information With Respect to Registrants
      Other Than S-2 or S-3 Registrants.........   <F2>

C. Information about the Company Being Acquired

  15. Information With Respect to S-3 Companies.   <F2>

  16. Information With Respect to S-2 or S-3
      Companies.................................   <F2>

  17. Information With Respect to Companies
      Other Than S-2 or S-3 Companies...........   "Summary -- Selected Financial Information;" "Information
                                                   Concerning Antenna;" " -- Management's Discussion and
                                                   Analysis of Financial Condition and Results of
                                                   Operations;" "Antenna's Financial Statements"

D. Voting and Management Information

  18. Information if Proxies, Consents or
      Authorizations Are To Be Solicited........   Cover Page; "Summary;" "The Merger -- Dissenters' Rights,"
                                                   "-- The Special Meeting of the Antenna Shareholders,"
                                                   "-- Interests of Certain Persons in the Merger;"
                                                   "Information Concerning Andrew;" "Information Concerning
                                                   Antenna"

  19. Information if Proxies, Consents or
      Authorizations Are Not To Be Solicited or
      in an Exchange Offer......................   <F2>

<F2>
Information in response to this Item is omitted from the Prospectus as the Item is inapplicable or the answer thereto is in the negative.

                            THE ANTENNA COMPANY
                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MARCH 15, 1996


         A Special Meeting of the Shareholders of The Antenna Company ("Antenna") will be held on March 15, 1996 at 9:00 a.m., Central Standard Time, at Antenna's offices, 1100 Maplewood Drive, Itasca, Illinois to consider and act upon:

         (1) A proposal to approve and adopt an Agreement and Plan of Merger dated January 25, 1996 between Andrew Corporation, a Delaware corporation ("Andrew"), and Antenna, pursuant to which Antenna will be merged with and into Andrew, as more fully described in the attached Proxy Statement/Prospectus; and

         (2) Such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on February 9, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Objecting shareholders who perfect and exercise their dissenters' rights in accordance with the procedural requirements of the Illinois Business Corporation Act of 1983, as amended, will be entitled to receive payment of the "fair value" of their shares in cash if the proposed merger is consummated. See "The Merger -- Dissenters' Rights" and Appendix B to the Proxy Statement/Prospectus, which Appendix is deemed to be a part of this notice.


February 15, 1996

                                       By order of the Board of Directors

                                       Daulat P. Engineer, Secretary

PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                                 THE ANTENNA COMPANY
                                 1100 MAPLEWOOD DRIVE
                                ITASCA, ILLINOIS 60143
                                    (708) 250-9900
                               -------------------------
                                   PROXY STATEMENT
                               -------------------------

                                  ANDREW CORPORATION
                                10500 WEST 153RD STREET
                              ORLAND PARK, ILLINOIS 60462
                                   (708) 349-3300
                              ---------------------------
                                      PROSPECTUS
                              ---------------------------


This Proxy Statement/Prospectus and the accompanying notice, form of proxy and other documents are being sent to shareholders of The Antenna Company, an Illinois corporation ("Antenna"), on or about February 15, 1996 in connection with the solicitation by Antenna's Board of Directors of proxies to be used at a Special Meeting of Shareholders of Antenna (the "Meeting"), and at any adjournment thereof. The Meeting will be held at the offices of Antenna, 1100 Maplewood Drive, Itasca, Illinois on March 15, 1996 at 9:00 a.m. Central Standard Time.

The purpose of the Meeting is for the shareholders of Antenna to consider and vote on the proposed merger of Antenna with and into Andrew (the "Merger"), pursuant to the Agreement and Plan of Merger between Andrew and Antenna dated January 25, 1996 (the "Merger Agreement"). See "The Merger." At the Effective Time (as defined herein) of the Merger, all of the outstanding shares of Antenna common stock, $0.10 par value per share, will be converted into the right to receive a number of whole shares of Andrew common stock, $0.01 par value per share (the "Andrew Common Stock"), plus cash in lieu of fractional shares. Pursuant to the Merger Agreement, Andrew may be required to issue up to 1,250,000 shares of Andrew Common Stock based upon the Exchange Ratio (as defined herein). See "The Merger."

Any person who executes and returns the enclosed proxy may revoke it at any time prior to the vote at the Meeting by notice to the Secretary of Antenna received prior to the Meeting, by execution of a subsequently dated proxy, or by attending the Meeting and voting in person. The persons named in the enclosed proxy will vote as directed by the shareholder executing the proxy with respect to the Merger Agreement or, in the absence of direction, in favor of approval and adoption of the Merger Agreement. Antenna is not aware of any matters to come before the Meeting other than consideration of the Merger. However, if any other matters properly come before the Meeting, the persons named on the enclosed form of proxy will vote the proxy in accordance with their best judgment on such matters.

The accompanying proxy is being solicited by the Board of Directors of Antenna, which will bear the costs of soliciting proxies for the Meeting, estimated to be approximately $5,000, except that Andrew will bear the costs of preparing this Proxy Statement/Prospectus. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile, telex or telegram by directors, officers and employees of Antenna, who will receive no additional compensation for these services.

THE BOARD OF DIRECTORS OF ANTENNA UNANIMOUSLY HAS APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS ADOPTION.


Andrew has filed a registration statement with the Securities and Exchange Commission relating to the Andrew Common Stock to be issued in connection with the Merger. This Proxy Statement also constitutes the Prospectus of Andrew filed as part of the registration statement. Any reference to this document as a Proxy Statement shall also constitute a reference to it as such Prospectus.

The information herein with respect to Andrew and Antenna has been supplied by each corporation. The information contained herein with respect to the Merger is qualified by reference to the Merger Agreement, which is incorporated herein by reference.

The Andrew Common Stock is listed and traded on the Nasdaq National Market ("NNM") under the symbol "ANDW."

           THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES
             HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
              EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON THE
                      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY IS
                                  A CRIMINAL OFFENSE.
                           ----------------------------


The date of this Proxy Statement/Prospectus is February 14, 1996.

                           AVAILABLE INFORMATION


         Andrew is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission (Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549) and at the following regional offices: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Andrew's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information regarding Andrew may also be inspected at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Andrew has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Andrew's Common Stock referred to herein. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by Andrew with the Commission (File No. 0-9514) are incorporated in this Proxy Statement/Prospectus by reference and made a part hereof:

         (i) Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

         (ii) Notice of Annual Meeting of Stockholders and Proxy Statement dated December 29, 1995; and

         (iii) Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

         All documents subsequently filed by Andrew pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Merger shall be deemed to be incorporated in this Proxy Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.


AS DESCRIBED ABOVE, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST DIRECTED TO MR. JAMES F. PETELLE, SECRETARY, ANDREW CORPORATION, 10500 WEST 153RD STREET, ORLAND PARK, ILLINOIS 60462; TELEPHONE (708) 349-3300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE MARCH 5, 1996.

                              TABLE OF CONTENTS
PAGE
SUMMARY.......................................................................1
SUMMARY SELECTED FINANCIAL INFORMATION AND PER SHARE DATA.....................4
THE SPECIAL MEETING OF THE ANTENNA SHAREHOLDERS...............................6
      Date, Time and Place....................................................6
      Purpose of the Meeting..................................................6
      Record Date.............................................................6
      Required Vote...........................................................6
      Proxies.................................................................6
THE MERGER....................................................................7
      Merger Consideration....................................................7
      Background and Reasons for the Merger...................................8
      Effective Time of the Merger............................................9
      Conversion of Shares in the Merger......................................9
      Exchange of Certificates...............................................10
      Representations and Warranties.........................................10
      Conduct of Business Pending Consummation of the Merger.................11
      Conditions to Closing..................................................12
      Termination and Termination Fee........................................13
      No Solicitations.......................................................14
      Interests of Certain Persons in the Merger.............................15
      Registration and Listing...............................................15
      Certain Federal Income Tax Consequences................................15
      Accounting Treatment...................................................17
      Regulatory Approvals...................................................17
      Dissenters' Rights.....................................................18
      Resale of Andrew Common Stock Issued in the Merger; Affiliates.........19
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
      (UNAUDITED)............................................................20
INFORMATION CONCERNING ANDREW................................................28
      Business...............................................................28
INFORMATION CONCERNING ANTENNA...............................................28
      Business...............................................................28
      Market for Shares and Dividends........................................30
      Security Ownership.....................................................31
      Management's Discussion and Analysis of Financial Condition and
         Results of Operations...............................................32
RIGHTS OF ANDREW AND ANTENNA STOCKHOLDERS....................................34
      Description of Andrew Common Stock.....................................34
      Description of Antenna Common Stock....................................35
      Comparison of Rights of Andrew Stockholders and Antenna Shareholders...35
LEGAL MATTERS................................................................39
EXPERTS......................................................................39
      Andrew.................................................................39
      Antenna................................................................39
INDEX TO ANTENNA FINANCIAL STATEMENTS........................................40
APPENDIX A Agreement and Plan of Merger......................................41
APPENDIX B  Illinois Business Corporation Act -- Sections 11.65 and 11.70....42

                                     SUMMARY

The following summary is not intended to be complete and is qualified in its entirety by more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the appendices hereto, or in the documents incorporated herein by reference. Unless otherwise indicated, all references in this Proxy Statement/Prospectus to Andrew include Andrew Corporation and its subsidiaries, and all share and per share data give effect to 3-for-2 stock splits effected by Andrew in March 1995 and March 1994 and a 2-for-1 stock split effected by Andrew in March 1993. NO EFFECT HAS BEEN GIVEN, HOWEVER, TO THE 3-FOR-2 STOCK SPLIT DECLARED BY ANDREW FEBRUARY 7, 1996, PAYABLE IN MARCH 1996. This Proxy Statement/Prospectus, including the appendices and the documents incorporated by reference, should be read carefully in their entirety.


ANDREW CORPORATION

Andrew Corporation, a Delaware corporation ("Andrew") is an international supplier of communications equipment systems and services. Andrew's principal executive office is located at 10500 West 153rd Street, Orland Park, Illinois 60462 and its telephone number is (708) 349-3300. See "Information Concerning Andrew."

THE ANTENNA COMPANY

The Antenna Company, an Illinois corporation ("Antenna") designs, assembles, tests, packages and markets antenna products and cellular phone accessories which are sold primarily through retail distribution channels. Antenna's principal executive office is located at 1100 Maplewood Drive, Itasca, Illinois 60143 and its telephone number is (708) 250-9900. See "Information Concerning Antenna."

DATE, TIME AND PLACE OF ANTENNA SHAREHOLDERS' MEETING

A special meeting of Antenna's shareholders (the "Meeting") to consider and vote upon a proposal to authorize the transactions contemplated by an Agreement and Plan of Merger dated January 25, 1996 (the "Merger Agreement") between Andrew and Antenna will be held on March 15, 1996 at the offices of Antenna located at 1100 Maplewood Drive, Itasca, Illinois, 60143 at 9:00 a.m., Central Standard Time. See "The Special Meeting of the Antenna Shareholders." Pursuant to the Merger Agreement, Antenna will be merged with and into Andrew (the "Merger") and Andrew will be the surviving corporation.


RECORD DATE

Only holders of record of Antenna common stock, par value $0.10 per share (the "Antenna Common Stock") at the close of business on February 9, 1996 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 9,000 shares of Antenna Common Stock outstanding, each of which is entitled to one vote at the Meeting. See "The Special Meeting of the Antenna Shareholders -- Record Date."

REQUIRED VOTE

The representation in person or by proxy of at least a majority of the issued and outstanding shares of Antenna Common Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), and Antenna's Articles of Incorporation, the affirmative vote of two-thirds of the outstanding shares of the Antenna Common Stock is necessary to approve the Merger Agreement. See "The Special Meeting of the Antenna Shareholders -- Required Vote." Directors and executive officers of Antenna and their affiliates beneficially own 69.3% of the issued and outstanding shares of Antenna Common Stock. See "Information Concerning Antenna -- Security Ownership."

The consent of the stockholders of Andrew is not required to approve the Merger or the Merger Agreement and will not be sought.

PROXIES

All shares of Antenna Common Stock represented by properly executed and unrevoked proxies which are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement. See "The Special Meeting of the Antenna Shareholders -- Proxies."

THE MERGER

Upon the terms and subject to the conditions contained in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) Antenna will be merged with and into Andrew and Andrew will continue in existence as the surviving corporation, (ii) each outstanding share of Antenna Common Stock (other than shares to be cancelled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of Andrew common stock, par value $0.01 per share (the "Andrew Common Stock"), equal to the Exchange Ratio (as defined below), and (iii) each share of Antenna Common Stock owned by Antenna as treasury shares or owned directly or indirectly by Antenna, Andrew, or any of their respective wholly owned subsidiaries will be cancelled and will cease to exist, and no stock of Andrew or other consideration will be delivered in exchange therefor. See "The Merger."

Pursuant to the Merger Agreement, the Exchange Ratio will be equal to the quotient of (x) $52,500,000 divided by the number of shares of Antenna Common Stock outstanding immediately prior to the Effective Time, divided by (y) the greater of $42.00, or the average of the high and low per share sale price of the Andrew Common Stock, as reported on the Nasdaq National Market (the "NNM") for each of the ten trading days immediately preceding and including the second trading day prior to the closing of the Merger (the "Closing"), as reported in The Wall Street Journal (the "Andrew Stock Value"). If the Andrew Stock Value is less than $38.00, then Antenna may terminate the Merger Agreement. See "The Merger -- Termination and Termination Fee." The closing price per share of the Andrew Common Stock on February 13, 1996 was $49.50.

Andrew will issue only whole shares of Andrew Common Stock in connection with the Merger. Each holder of Antenna Common Stock who otherwise would be entitled to receive a fractional share of Andrew Common Stock will instead receive an amount of cash (without interest) determined by multiplying the greater of $42.00 and the Andrew Stock Value by the fractional share interest to which such holder would otherwise be entitled.

APPROVAL OF THE MERGER

The Boards of Directors of Andrew and Antenna have unanimously approved the consummation of the Merger and the transactions contemplated by the Merger Agreement. See "The Merger -- Background of the Merger."

EFFECTIVE TIME OF THE MERGER

The Merger will become effective upon the filing of the required merger documents with the Secretaries of State of Illinois and Delaware, which is expected to be not later than five business days after the satisfaction or waiver of the conditions to the Merger.

CONDITIONS TO THE MERGER; TERMINATION

The consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by mutual consent of the Boards of Directors of Antenna and Andrew, by either Andrew or Antenna if certain conditions have not been satisfied, and in certain other situations. If Antenna terminates the Merger Agreement under certain circumstances, it will be required to make certain payments to Andrew and may be required to make certain additional payments if it consummates or agrees to consummate certain types of transactions within the fifteen-month period following such termination. See "The Merger -- Conditions to Closing," and "-- Termination and Termination Fee."

OTHER NEGOTIATIONS

The Merger Agreement places certain restrictions on the extent to which Antenna and its subsidiaries can negotiate with prospective purchasers other than Andrew. See "The Merger -- No Solicitations."

FEDERAL INCOME TAX CONSEQUENCES

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Tax-free treatment of the Merger for Andrew and the Antenna shareholders will depend in part on circumstances occurring after the Merger. For a discussion of the possible federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

Certain information regarding the Merger must be provided to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and certain waiting period requirements must be satisfied before the Merger can be consummated. See "The Merger -- Regulatory Approvals." On January 29, 1996, Antenna and Andrew filed the requisite forms and documents with these entities and the requisite waiting period is expected to expire on February 28, 1996.

RESALE RESTRICTIONS

All shares of Andrew Common Stock received by Antenna shareholders in connection with the Merger will be fully transferable, except that shares of Andrew Common Stock received by persons who are deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended, or otherwise pursuant to Securities and Exchange Commission accounting releases with respect to "pooling of interests" accounting) of Andrew at the Effective Time may be resold by such persons only in certain circumstances. See "The Merger -- Resale of Andrew Common Stock Issued in the Merger; Affiliates."

DISSENTERS' RIGHTS

Under the IBCA, Antenna shareholders will be entitled to dissent from the Merger and, if the Merger is consummated, to obtain cash in an amount equal to the fair value of their Antenna Common Stock which may be more or less than the amount to be received pursuant to the Merger Agreement. Specific procedures are required to be followed in order to exercise such rights. See "The Merger -- Dissenters' Rights." The Merger Agreement provides that if any holders of Antenna Common Stock validly exercise their dissenters' rights, Andrew may refuse to consummate the Merger and terminate the Merger Agreement.

                          SUMMARY SELECTED FINANCIAL INFORMATION
                                    AND PER SHARE DATA

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial data of Andrew as of and for the years ended September 30, 1991 through 1995 have been derived from audited consolidated financial statements, including those incorporated by reference. Andrew data for the three months ended December 31, 1995 and 1994 have been derived from the unaudited consolidated financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included herein and incorporated by reference. The following selected historical consolidated financial data of Antenna as of and for the years ended December 31, 1990 through 1994 have been derived from audited consolidated financial statements, including those included herein. Antenna data for the nine months ended September 30, 1995 and 1994 have been derived from unaudited consolidated financial statements. The data should be read in conjunction with the statements, related notes, and other financial information included herein.

               Andrew Selected Historical Consolidated Financial Data
                       (In thousands, except per share data)
                                                                        Three months ended
                                                                             December 31
                                      Year ended September 30                (Unaudited)
                          ------------------------------------------------  --------------
                          1995      1994      1993      1992      1991      1995      1994
                          --------  --------  --------  --------  --------  --------  -------
Income Statement Data:
  Sales                   $626,463  $558,457  $430,820  $442,008  $416,229  $164,031  $142,605
  Income from operations   110,095    76,518    46,676    43,840    40,482    25,594    19,003
  Income from operations
     per share                2.80      1.95      1.21      1.02      0.92      0.65      0.48

Balance Sheet Data:
  Total assets             491,029   415,163   337,103   313,932   343,018   518,614   423,138
  Long-term obligations     51,797    50,681    53,602    56,264    66,022    50,894    54,738
  Stockholders' equity     351,378   272,854   219,570   192,224   217,471   366,627   283,429

               Antenna Selected Historical Consolidated Financial Data
                       (In thousands, except per share data)
                                                                                      Nine months ended
                                                                                       September 30
                                                 Year ended December 31                 (Unaudited)
                                    ------------------------------------------------  --------------
                                    1994      1993      1992      1991      1990      1995      1994
                                    --------  --------  --------  --------  --------  --------  -------
Income Statement Data:
  Sales                             $31,672   $23,122   $14,484   $6,210    $4,406    $28,373   $22,546
  Income/(loss) from operations       3,092     2,009     2,389      150      (313)     2,786     2,599
  Income/(loss) from operations
     per share                       343.56    223.22    265.44    16.67    (34.78)    309.56    288.78

Balance Sheet Data:
  Total assets                       12,186    10,122     6,000    2,416     2,044     14,022    10,261
  Long-term obligations               4,509     1,883     1,695    1,667     1,454      2,995     3,390
  Stockholders' equity/(deficit)      4,396     2,472     1,197     (295)     (422)     5,738     3,790

                          COMPARATIVE PER SHARE DATA

The following table presents historical, unaudited pro forma combined and unaudited pro forma equivalent per share data of Andrew and Antenna after giving effect to the Merger using the pooling of interests method of accounting, assuming the Merger had been effective during all periods presented. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical audited financial statements and notes thereto of Andrew and Antenna incorporated by reference herein or included elsewhere herein, and the unaudited pro forma combined condensed financial statements included elsewhere herein.

The unaudited pro forma combined and unaudited pro forma equivalent per share data combine Andrew's historical results for each of the three fiscal years in the period ended September 30, 1995 and the unaudited three months ended December 31, 1995 with the unaudited Antenna results for the each of the three years in the period ended September 30, 1995. Such results have been recast, from December 31, Antenna's fiscal year end, to conform to Andrew's fiscal year end of September 30, and the unaudited results for the three months ended December 31, 1995.

                                                                     Three Months
                                                                        Ended
                                      Fiscal year ended September 30  December 31
                                      ------------------------------  -----------
                                           1995     1994     1993     1995
                                           ------   ------   ------   ------
ANDREW HISTORICAL PER SHARE DATA<F3>
  Income from operations per share         $ 2.80   $ 1.95   $ 1.21   $ 0.65
  Book value per share at period end<F4>     9.01     7.12     5.81     9.39

ANTENNA HISTORICAL PER SHARE DATA<F3>
  Income from operations per share         430.67   317.00   329.44   202.33
  Book value per share at period end<F4>   637.56   421.11   251.33   773.33

PRO FORMA COMBINED DATA<F3>
  Income from operations per share           2.81     1.96     1.25     0.67
  Book value per share at period end<F4>     8.87     6.99     5.68     9.27

<F3>  Andrew and Antenna have never paid cash dividends.
<F4>  Historical book value per share is computed by dividing the total stockholder's equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Andrew Common Stock outstanding following the Merger.

                           THE SPECIAL MEETING OF THE
                              ANTENNA SHAREHOLDERS

DATE, TIME AND PLACE

The special meeting (the "Meeting") of the shareholders of The Antenna Company, an Illinois corporation ("Antenna") will be held on March 15, 1996 at the offices of Antenna located at 1100 Maplewood Drive, Itasca, Illinois, 60143 at 9:00 a.m., Central Standard Time.


PURPOSE OF THE MEETING

At the Meeting, the shareholders of Antenna will be asked to consider and vote upon a proposal to approve a Plan and Agreement of Merger dated January 25, 1996 (the "Merger Agreement") between Andrew Corporation, a Delaware corporation ("Andrew") and Antenna, pursuant to which, among other things, Antenna will be merged with and into Andrew (the "Merger") and Andrew will be the surviving corporation. See "The Merger."

RECORD DATE

Only holders of record of Antenna common stock, $0.10 par value per share (the "Antenna Common Stock") at the close of business on February 9, 1996
(the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 9,000 shares of Antenna Common Stock outstanding.

REQUIRED VOTE

A majority of the issued and outstanding shares of Antenna Common Stock must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Meeting. According to the Illinois Business Corporation Act of 1983, as amended (the "IBCA") and Antenna's Articles of Incorporation, the affirmative vote of two-thirds of the issued and outstanding shares of Antenna Common Stock is required for the approval of the Merger. Each share of Antenna Common Stock is entitled to one vote.

On the Record Date, directors and executive officers of Antenna and their affiliates had the right to vote approximately 69.3% of all issued and outstanding shares of Antenna Common Stock entitled to vote at the Meeting.

PROXIES

All shares of Antenna Common Stock represented by properly executed and unrevoked proxies which are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement. Shareholders are urged to mark the box on the proxy to indicate how their shares are to be voted.

If an executed proxy is returned and the shareholder has abstained from voting on approval of the Merger Agreement, the shares of Antenna Common Stock represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Antenna Common Stock, abstentions will have the same effect as a vote against approval of the Merger Agreement.

It is not expected that any matter other than those referred to in this Proxy Statement/Prospectus will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

Any Antenna shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) providing written notice to the Secretary of Antenna at 1100 Maplewood Drive, Itasca, Illinois 60143, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

The approval of Andrew's stockholders is not required for Andrew to consummate the Merger.

                                  THE MERGER

Set forth below is a brief description of various provisions of the Merger Agreement with references to specific sections. This summary does not purport to be complete and is qualified in its entirety by reference to the complete Merger Agreement which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated by reference herein. The shareholders of Antenna are urged to read the Merger Agreement in its entirety.

MERGER CONSIDERATION

Upon the terms and subject to the conditions contained in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) Antenna will be merged with and into Andrew and Andrew will continue in existence as the surviving corporation, (ii) each outstanding share of Antenna Common Stock (other than shares to be cancelled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of Andrew common stock, par value $0.01 per share (the "Andrew Common Stock") equal to the Exchange Ratio (as defined below), and (iii) each share of Antenna Common Stock owned by Antenna as treasury shares or owned directly or indirectly by Antenna, Andrew, or any of their respective wholly owned subsidiaries will be cancelled and will cease to exist, and no stock of Andrew or other consideration will be delivered in exchange therefor.

Pursuant to the Merger Agreement, the Exchange Ratio will be equal to the quotient of (x) $52,500,000 divided by the number of shares of Antenna Common Stock outstanding immediately prior to the Effective Time, divided by (y) the greater of $42.00, or the average of the high and low per share sale price of the Andrew Common Stock, as reported on the Nasdaq National Market (the "NNM") for each of the ten trading days immediately preceding and including the second trading day prior to the closing of the Merger (the "Closing"), as reported in The Wall Street Journal (the "Andrew Stock Value"). If the Andrew Stock Value is less than $38.00, then Antenna may terminate the Merger Agreement. See "-- Termination and Termination Fee."

Set forth below is a chart illustrating how the Exchange Ratio will vary depending on the Andrew Stock Value.


                                  Each share of Antenna Common Stock would be
                                  converted into the following number of shares
If the Andrew Stock Value is:     of Andrew Common Stock
-----------------------------     ---------------------------------------------
         $42.00 (or less)                           138.889
         $43.00                                     135.659
         $44.00                                     132.576
         $45.00                                     129.630
         $46.00                                     126.812
         $47.00                                     124.113
         $48.00                                     121.528
         $49.00                                     119.048
         $50.00                                     116.667
         $51.00                                     114.379
         $52.00                                     112.179
         $53.00                                     110.063
         $54.00                                     108.025
         $55.00                                     106.061
         $56.00                                     104.167
         $57.00                                     102.339
         $58.00                                     100.575
         $59.00                                      98.870
         $60.00                                      97.222
         $61.00                                      95.628
         $62.00                                      94.086
         $63.00                                      92.593
         $64.00                                      91.146


BACKGROUND AND REASONS FOR THE MERGER

As a result of the death of Antenna's largest shareholder in 1991, 36% of Antenna's Common Stock is held in a trust for the benefit of this former shareholder's widow and children. Because the trust's principal asset is Antenna Common Stock, little income or diversification of assets has been available to the trust's beneficiaries. An increasing desire for liquidity on the part of the trust's beneficiaries and certain other Antenna shareholders, and several unsolicited indications from third parties during 1994 of an interest in acquiring Antenna, resulted in Antenna entering into discussions in December 1994 with The Chicago Corporation, an investment banking firm ("Chicago Corp."), concerning Antenna's strategic alternatives.

In late January 1995, Chicago Corp. undertook a comprehensive analysis of Antenna's strategic alternatives for maximizing shareholder value. Chicago Corp. presented the results of its analysis to Antenna's principal shareholders on May 4, 1995. Based on this analysis, Antenna's shareholders decided to seek a buyer for all of Antenna's Common Stock. Chicago Corp. was engaged by Antenna on May 17, 1995 to act as Antenna's financial advisor in connection with soliciting interest from potential buyers of Antenna and assisting in the negotiations with potential buyers for the purpose of consummating the sale of all of Antenna's Common Stock.

In connection with its role as financial advisor, Chicago Corp. prepared a confidential memorandum for distribution to potential buyers which described Antenna, its business, products, markets and historical and projected financial results. Working with Antenna, Chicago Corp. developed a list of approximately 40 potential buyers to be contacted beginning in early August 1995 to ascertain their interest in a potential acquisition of Antenna. From this list of initial contacts, a total of 12 potential buyers received the confidential memorandum and were instructed to inform Chicago Corp. within two weeks of their preliminary interest level and valuation.

Andrew received a copy of the confidential memorandum from the Chicago Corp. after signing a confidentiality agreement on August 11, 1995. As a result of internal evaluations and discussions among executives, Andrew sent a letter to Chicago Corp. indicating Andrew's preliminary interest in a possible acquisition.

On August 29, 1995, a group of Andrew executives, including Floyd L. English, the Chief Executive Officer, and Charles R. Nicholas, the Chief Financial Officer, visited Antenna's offices in Itasca, Illinois, listened to presentations by Antenna personnel, toured the facilities and engaged in discussions with various managers from Antenna, including Roger Fisher, President, and William Hamilton, a director.

During the period from August 30, 1995 through September 30, 1995, various Andrew personnel engaged in further discussions to evaluate Andrew's interest in Antenna. Mr. Nicholas conducted a number of negotiations by telephone with Chicago Corp. during this period, resulting in a conditional verbal agreement on September 20, 1995 to acquire Antenna in a pooling of interests transaction. The agreement also was subject, among other things, to the approval of Andrew's Board of Directors and the signing of a definitive agreement. The unanimous approval of Andrew's Board was received at its regular board meeting on September 21, 1995. Due diligence and negotiation of a definitive agreement began immediately.

On October 9, 1995, Mr. English and Mr. Nicholas concluded that the stock market's valuation of all telecommunication equipment suppliers had deteriorated significantly since reaching the verbal agreement with Antenna. Work began on re-evaluating the proposed transaction.

On October 11, 1995, various Antenna managers, Mr. Fisher, Mr. Hamilton and Mary Kay McAllister (representing the Antenna shareholders) visited Andrew's facilities in Orland Park, Illinois where a number of Andrew personnel, including Mr. English and Mr. Nicholas, made presentations to and conducted tours of the facilities for the Antenna personnel.

On October 17, 1995, Mr. Nicholas communicated revised terms of Andrew's offer to Chicago Corp. In an October 25, 1995 letter, Chicago Corp., on behalf of Antenna, rejected Andrew's offer. No further discussions were held until a meeting on November 15, 1995 between Messrs. Fisher, Hamilton, English and Nicholas.

At the November 15, 1995 meeting, various proposals were made by both parties. Subsequent telephone negotiations resulted in a new conditional verbal agreement on November 22, 1995 to merge Antenna and Andrew in a tax-free, pooling of interests transaction as described in the Merger Agreement.

Between November 22, 1995 and January 25, 1996, various drafts of an agreement were prepared and due diligence was performed. Andrew and Antenna signed the definitive Merger Agreement on January 25, 1996.

The merger of Antenna into Andrew is attractive to Andrew because Antenna offers high quality products, has a strong management team and reflects Andrew's own customer-orientation. Antenna will provide Andrew with additional opportunities to serve the expanding global wireless communications market. Andrew has been developing its own wireless accessories business in Europe and believes that Antenna's reputation and market presence, especially in North America, will enable the merged companies to take advantage of significant growth opportunities throughout the world.

EFFECTIVE TIME OF THE MERGER

The Effective Time will occur upon the filing of the Articles of Merger with the Illinois Secretary of State and the Certificate of Merger with the Delaware Secretary of State, which Andrew and Antenna expect will occur not later than five business days after the satisfaction or waiver of the conditions to the Merger. See " -- Conditions to Closing."

CONVERSION OF SHARES IN THE MERGER

All of the shares of Antenna Common Stock converted into Andrew Common Stock pursuant to the Merger will no longer be outstanding and will automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such Antenna Common Stock will thereafter represent the right to receive (i) a certificate representing the number of whole shares of Andrew Common Stock and (ii) cash in lieu of fractional shares into which the shares of Antenna Common Stock represented by such certificate have been converted. If, prior to the Effective Time, the outstanding shares of Andrew Common Stock or Antenna Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then Andrew and Antenna have agreed that an appropriate and proportionate adjustment will be made to the Exchange Ratio. [Section 2.1(b)]

At the Effective Time, all shares of Antenna Common Stock that are owned by Antenna as treasury stock or owned, directly or indirectly, by Antenna, Andrew or any of their respective wholly owned subsidiaries will be canceled and will cease to exist, and no stock of Andrew or other consideration will be delivered in exchange therefor. All shares of Andrew Common Stock that are owned by Antenna or any of its wholly owned subsidiaries will become treasury stock of Andrew. [Section 2.1(c)]

EXCHANGE OF CERTIFICATES
Upon proper surrender of an Antenna stock certificate for exchange and cancellation to Andrew, the holder of such certificate will be entitled to receive at the Closing in exchange therefor (i) a certificate representing that number of whole shares of Andrew Common Stock to which such holder of Antenna Common Stock has become entitled, and (ii) a check representing an amount in cash determined by multiplying the greater of $42.00 and the Andrew Stock Value, by the fraction of a share of Andrew Common Stock (rounded to the nearest thousandth when expressed as an Arabic number) to which such holder would otherwise be entitled to receive pursuant to the Merger Agreement. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Common Certificates. [Sections 2.1(a), 2.2(a)]

After the Effective Time, there will be no transfers on Antenna's stock transfer books of shares of Antenna Common Stock. [Section 2.1(d)]

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various representations and warranties by Andrew and Antenna. Antenna's representations and warranties relate to the corporate organization and capital structure of Antenna and its subsidiaries; Antenna's authority to consummate the transactions contemplated by the Merger Agreement and the lack of conflicts with certain of Antenna's other obligations; regulatory matters; the filing of required governmental reports; compliance with laws; Antenna's financial statements; the absence of certain changes affecting Antenna and its subsidiaries since December 31, 1994; the absence of material legal proceedings affecting Antenna and its subsidiaries; tax matters; employee benefit matters; Antenna's employment and labor relations; contractual matters; the absence of certain undisclosed liabilities; environmental matters; the tangible assets and real estate owned by Antenna and its subsidiaries; intellectual property matters; the inventory of Antenna and its subsidiaries; the notes and accounts receivable of Antenna and its subsidiaries; the bank accounts, powers of attorney and guaranties granted by Antenna and its subsidiaries; certain insurance matters; service contracts and warranties entered into by Antenna and its subsidiaries; relationships between Antenna or its subsidiaries and various affiliates of Antenna; the information to be included in the registration statement of which this Proxy Statement/Prospectus is a part; broker's or finder's fees; pooling of interests matters; certain customer relationships of Antenna; and the lack of omissions in any disclosure made to Andrew. [Section 3]

Andrew also makes various representations and warranties in the Merger Agreement relating to its corporate organization and capital structure; Andrew's authority to consummate the Merger Agreement and the lack of conflicts with certain of its other obligations; regulatory matters; Andrew's financial statements; the absence of material legal proceedings affecting Andrew; Andrew's reports to the Securities and Exchange Commission (the "Commission"); information to be included in the registration statement of which this Proxy Statement/Prospectus is a part; broker's or finder's fees; corporate reorganization matters; and the lack of omissions in any disclosure to Antenna. [Section 4]

CONDUCT OF BUSINESS PENDING CONSUMMATION OF THE MERGER

Andrew and Antenna have both agreed that prior to the Effective Time, both will, and will cause each of their respective subsidiaries to, conduct their businesses in the ordinary course consistent with past practice, use their reasonable efforts to maintain and preserve intact their business organization and advantageous business relationships, retain the services of their key officers and employees and take no action that would adversely affect or delay the ability of either of them to obtain the necessary governmental approvals necessary to consummate the transactions contemplated by the Merger Agreement. [Section 5.1]

In addition, Antenna has agreed that prior to the Effective Time, it will not, and will not permit any of its subsidiaries to, take any of the following actions without the prior written consent of Andrew: incur any indebtedness for borrowed money or otherwise become liable for the obligations of another; engage in certain actions regarding its capital structure; transfer or encumber any properties or release any indebtedness or claims of third parties except in the ordinary course of business consistent with past practice; make an investment in a third party; enter into, amend or terminate certain contracts, except in the ordinary course of business consistent with past practice; take certain actions regarding compensation and benefits matters; settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; take any action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting, or as a tax free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"); amend its articles of incorporation or bylaws; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.2]

Andrew has further agreed that prior to the Effective Time, it will not, and will not permit any of its subsidiaries to, take any of the following actions without the prior written consent of Antenna: take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.3]

CONDITIONS TO CLOSING
The obligations of Andrew and Antenna to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired; (ii) all consents necessary to transfer all of Antenna's rights, title and interest to its facility in Itasca, Illinois must have been obtained in accordance with the lease, and shall remain in full force and effect; (iii) the registration statement of which this Proxy Statement/Prospectus is a part must be declared effective by the Commission and no stop order or proceeding regarding the suspension of such effectiveness shall have been initiated or threatened by the Commission; (iv) the Andrew Common Stock to be issued in the Merger must have been authorized for listing on the NNM, subject to official notice of issuance;
(v) Andrew must have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Andrew Common Stock pursuant to the Merger and the Merger Agreement; (vi) no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (vii) the Merger Agreement and the transactions contemplated thereby must have been approved by holders owning 66-2/3% or more of the issued and outstanding shares of Antenna Common Stock. [Section 7.1]

The obligation of Andrew to effect the Merger is also subject to the satisfaction or waiver by Andrew at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Antenna must be true and correct in all material respects as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and Antenna must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and Andrew shall have received a certificate signed by Antenna's president and vice president to that effect; (ii) no holder of Antenna Common Stock may have validly exercised its "dissenters' rights" pursuant to Sections 11.65 and 11.70 of the IBCA; (iii) Antenna Technologies, Inc., an Illinois corporation ("ATI"), must have been dissolved in accordance with the provisions of the IBCA, a certificate of dissolution applicable to ATI must have been issued by the Secretary of State of Illinois, and no actions may have been taken by ATI, its directors or its shareholders to revoke such dissolution; (iv) Andrew must have either received from each shareholder of Antenna an executed letter agreement substantially in the form attached to the Merger Agreement that restricts the shareholder's ability to transfer any Andrew Common Stock received pursuant to the Merger, or received an opinion from McDermott, Will & Emery, special counsel to Antenna, to the effect that all shareholders or groups thereof that did not execute and deliver such a letter to Andrew are not "affiliates" of Antenna pursuant to Rule 145 of the Securities Act of 1933, as amended (the "Securities Act") or otherwise pursuant to Commission accounting releases with respect to "pooling of interests" accounting treatment; (v) each of Roger K. Fisher and William A. Hamilton must have executed and delivered a non-competition and confidentiality agreement to Andrew substantially in the form attached to the Merger Agreement; (vi) Andrew must have received from Ernst & Young, LLP the "pooling of interests" letter described in the Merger Agreement and no governmental authority shall have taken or proposed any action, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any governmental authority that would prevent Andrew from accounting for the Merger as a "pooling of interests;"
(vii) there shall not have occurred any change in Antenna or its subsidiaries that would have a material adverse effect on the business, properties, profits, operations or financial condition of Antenna and its subsidiaries taken as a whole; (viii) Andrew must have received a legal opinion from McDermott, Will & Emery substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as Andrew or its counsel may reasonably request; (ix) Andrew must have received a federal tax opinion from Gardner, Carton & Douglas; and Andrew and Gardner, Carton & Douglas, must have received from Antenna an Officer's Certificate and from each shareholder a Shareholders' Certificate that address reorganization matters, both substantially in the form attached to the Merger Agreement. [Section 7.2]

The obligation of Antenna to effect the Merger is also subject to the satisfaction or waiver by Antenna at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Andrew must be true and correct in all material respects as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and Andrew must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and Antenna must have received a certificate signed by Andrew's chief executive officer or chief financial officer to that effect; (ii) the Antenna shareholders must have received a legal opinion from Gardner, Carton & Douglas substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as Antenna or its counsel may reasonably request; (iii) the Antenna shareholders must have received a federal tax opinion from McDermott, Will & Emery; and (iv) there shall not have occurred any change in Andrew or its subsidiaries that would have a material adverse effect on the business, properties, profits, operations or financial condition of Andrew and its subsidiaries taken as a whole. [Section 7.3]

At any time prior to the Effective Time, the respective Boards of Directors of Andrew and Antenna may, to the extent legally allowed, amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance with any of the agreements or conditions contained therein. However, after the shareholders of Antenna have approved the Merger Agreement and the consummation of the transactions contemplated thereby, no amendment, extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Antenna Common Stock may be effected unless the consent of the Antenna shareholders is obtained. [Section 8.3]

TERMINATION AND TERMINATION FEE

The Merger Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time by the written mutual consent of the Andrew and Antenna Boards of Directors. The Merger Agreement may be terminated in certain other circumstances, as follows:

         (i) by either the Antenna or the Andrew Board of Directors if any Governmental Authority (as defined in the Merger Agreement) which must grant a Requisite Regulatory Approval (as defined in the Merger Agreement) has denied approval of the Merger, or any Governmental Authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

         (ii) by either the Antenna or the Andrew Board of Directors (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if (x) there has been a material breach of any of the representations or warranties or any of the covenants or agreements contained in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing, or (y) the Closing shall not have occurred on or before March 1, 1996, provided, however, that neither Board of Directors is entitled to terminate the Merger Agreement pursuant to clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the registration statement of which this Proxy Statement/Prospectus is a part shall have been filed but not yet declared effective by the Commission, the Meeting shall not have occurred in accordance with the requirements of the IBCA or some similar event beyond the control of Andrew or Antenna shall not have occurred by such date, or (z) the Closing shall not have occurred on or before May 31, 1996;

         (iii) by the Antenna Board of Directors (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Antenna and its shareholders; provided, however, that if such action is taken by Antenna, then within 2 days of such termination Antenna is obligated to pay to Andrew $400,000 as reimbursement for Andrew's out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement; and provided further, that if Antenna consummates any transaction pursuant to a Takeover Proposal (as defined below) (x) within 15 months following the date of the Merger Agreement, or (y) pursuant to a definitive agreement executed by Antenna during such 15-month period, then Antenna shall also promptly pay to Andrew $1,500,000 upon the occurrence of such a transaction; or

         (iv) by Antenna if the Andrew Stock Value is less than $38.00. [Section 8.1]

NO SOLICITATIONS

The Merger Agreement places certain restrictions on the extent to which Antenna and its subsidiaries may negotiate with prospective purchasers other than Andrew. The Merger Agreement specifically provides that Antenna shall not, nor shall it permit any of its consolidated subsidiaries to, and it shall use its best efforts to cause its directors, officers, employees and stockholders, and all investment bankers, attorneys or other advisors or representatives retained by Antenna or any of its consolidated Subsidiaries not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal or (iv) enter into any agreement with respect to any Takeover Proposal.

Notwithstanding the foregoing paragraph, the directors, executive officers or stockholders of Antenna, or the investment bankers, attorneys, or other advisors or representatives of Antenna may participate in discussions or negotiations with, or furnish information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) Andrew has been notified in writing of such Takeover Proposal within 24 hours of Antenna's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written proposal to the Antenna Board of Directors to consummate a Takeover Proposal, which proposal identifies a price or range of values to be paid and based on the advice of Antenna's investment bankers, the Antenna Board of Directors has determined that such Takeover Proposal is financially more favorable to the shareholders of Antenna than the terms of the Merger; (iii) the Antenna Board of Directors has determined, based on the advice of Antenna's investment bankers, that such third party is financially capable of consummating such Takeover Proposal; and (iv) the Antenna Board of Directors has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, however, Antenna is prohibited from providing any non-public information to such third party unless (x) prior to the date thereof Antenna has provided such information to Andrew, (y) Antenna has notified Andrew in advance of any such proposed disclosure of non-public information and has provided Andrew with a description of the information Antenna intends to disclose, and
(z) Antenna provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the confidentiality agreement entered into between Antenna and Andrew.

In addition to the foregoing requirements, the Merger Agreement provides that Antenna will not accept or enter into any agreement concerning a Takeover Proposal for a period of 48 hours or more after Andrew's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in this and the preceding paragraph, Antenna is entitled to terminate the Merger Agreement, although Antenna may then be obligated to make certain payments to Andrew. See "--Termination and Termination Fee."

For purposes of the Merger Agreement, "Takeover Proposal" is defined as any proposal or offer for a merger, consolidation or other business combination involving Antenna or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Antenna or the Antenna Subsidiaries, other than by Andrew as contemplated by the Merger Agreement. [Section 6.8]

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Upon consummation of the Merger, Andrew plans to offer a management level position to Roger K. Fisher, Antenna's current President and a member of Antenna's Board of Directors. Therefore, Mr. Fisher may be deemed to have certain interests in the Merger which are in addition to the interests of Antenna shareholders generally.

REGISTRATION AND LISTING

Andrew has agreed to register under the Securities Act the shares of Andrew Common Stock to be issued in connection with the Merger. In addition, Andrew has agreed to use its reasonable efforts to obtain all necessary state securities or "blue sky" qualifications, permits and approvals required to consummate the transactions contemplated by the Merger Agreement. Antenna has agreed to cooperate with Andrew in taking such actions. [Section 6.1]

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary, based upon current law, is a general discussion of certain federal income tax consequences of the Merger to Andrew, Antenna, and holders of Antenna Common Stock assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of Antenna Common Stock who hold their Antenna Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of Antenna common stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, trusts and holders who acquired Antenna Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan), and it does not discuss any aspect of state, local, foreign or other tax laws.

No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. McDermott, Will & Emery, counsel to Antenna, has advised the shareholders of Antenna that, in its opinion, the following discussion, insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters. HOLDERS OF ANTENNA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The Merger. It is a condition to the consummation of the Merger that the shareholders of Antenna receive an opinion from McDermott, Will & Emery, special counsel to Antenna, and that Andrew receive an opinion from Gardner, Carton & Douglas, its special counsel, that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. The opinions of McDermott, Will & Emery and Gardner, Carton & Douglas will be expressly based upon the truth and accuracy of certain assumptions and the representations made to such counsel by Antenna, Andrew and certain holders of Antenna Common Stock, regarding, among other things, the retention of a significant continuing equity interest in Andrew by the historic shareholders of Antenna and either the continuation by Andrew of the historic business of Antenna or the use of a significant portion of Antenna's historic business assets in a trade or business. As a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, the Merger will result in the following general federal income tax consequences:

                  1. Andrew and Antenna will not recognize any gain or loss as a result of the Merger.

                  2. No gain or loss will be recognized by holders of Antenna Common Stock who exchange their shares for Andrew Common Stock, except with respect to any cash received by Antenna shareholders in lieu of fractional shares of Andrew Common Stock.

                  3. A holder of Antenna Common Stock who receives cash in lieu of a fractional share of Andrew Common Stock in the Merger generally will be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by Andrew in exchange for the cash distributed in lieu of the fractional share in a transaction qualifying as an exchange under Section 302 of the Code. As a result, a holder of Antenna Common Stock generally will recognize capital gain or loss with respect to the cash payment received in lieu of a fractional share.

                  4. Each holder's aggregate tax basis in the Andrew Common Stock received in the Merger will equal his or her aggregate tax basis in the Antenna Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

                  5. Provided that the Antenna Common Stock is held as a capital asset at the Effective Time, the holding period of Andrew Common Stock received in the Merger in exchange therefor will include the holding period of such Antenna Common Stock.

Federal Income Tax Consequences to Dissenters. The payment of cash to a holder of Antenna Common Stock who exercises dissenters' rights under the IBCA with respect to such shares will result in a taxable transaction to such holder.
See "The Merger -- Dissenters' Rights." Such payment will be treated as a distribution in redemption of the Antenna Common Stock with respect to which dissenters' rights were exercised and perfected, the consequences of which will be determined in accordance with Section 302 of the Code.

Backup Withholding. To prevent "backup withholding" of federal income tax on any payments of cash to a holder of Antenna Common Stock in the Merger, a holder of Antenna Common Stock must, unless an exception applies under the applicable law and regulations, provide Andrew with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder of Antenna Common Stock by the Internal Revenue Service, and any cash received by such holder may be subject to backup withholding at a rate of 31%.

THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF ANTENNA ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF
THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

Andrew and Antenna intend that the Merger be accounted for as a "pooling of interests" for accounting and financial reporting purposes. It is a condition to the obligation of Andrew to consummate the Merger that Andrew shall have received a letter, dated as of the Closing, from Ernst & Young LLP, regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. See "The Merger--Closing Conditions."


REGULATORY APPROVALS

The consummation of the Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") pursuant to which Andrew and Antenna must file Notification and Report Forms (the "Forms") with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"). The Merger may not be consummated until thirty days after receipt of the Forms by the Antitrust Division and the FTC, unless such thirty day waiting period is earlier terminated by the FTC or the Antitrust Division.

On January 29, 1996, Andrew and Antenna filed the Forms with the FTC and the Antitrust Division and the waiting period under the HSR Act is expected to expire on February 28, 1996. Early termination of the required waiting period under the HSR Act has been requested by Andrew and Antenna, but has not yet been granted. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the expiration or earlier termination of the waiting period.

Andrew and Antenna are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws.

DISSENTERS' RIGHTS

Sections 11.65 and 11.70 of the IBCA entitle any shareholder of Antenna to dissent from the Merger and obtain payment in cash for the "fair value" of his or her Antenna Common Stock, instead of receiving the shares of Andrew Common Stock to which he or she would otherwise be entitled pursuant to the Merger Agreement. To exercise such dissenters' rights, shareholders of Antenna must comply with the procedural requirements of Section 11.70 of the IBCA, a summary of which is provided below.

Shareholders of Antenna who follow the procedures set forth in Section 11.70 of the IBCA will be entitled to dissent from the Merger and to obtain payment for the "fair value" of their shares immediately before the consummation of the Merger, exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable (the "Fair Value"), plus accrued interest from the Effective Time of the Merger until the date of payment, at the average rate currently paid by Antenna on its principal bank loans, or if none, at a rate that is fair and equitable under all circumstances (the "Interest").

If shares of Antenna Common Stock are owned of record in a fiduciary capacity, such as by a trustee, a beneficial owner may not assert dissenters' rights as to such shares unless the beneficial owner submits to Antenna the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

If a shareholder desires to exercise its dissenters' rights pursuant to the IBCA, the shareholder must deliver to Antenna a written demand for payment of the Fair Value of its shares prior to the date of the Meeting. In addition, any shareholder exercising such dissenters' rights must not vote in favor of the Merger at the Meeting, and must not execute any proxy appointing another to vote in favor of the Merger. A VOTE AGAINST THE MERGER WILL NOT IN ITSELF CONSTITUTE A WRITTEN DEMAND FOR PAYMENT, AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN DEMAND. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF THE MERGER AND A WAIVER OF STATUTORY DISSENTERS' RIGHTS.

Section 11.70 of the IBCA provides that a shareholder who makes such a written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the Merger. Upon consummation of the Merger, Antenna is required to pay to each dissenter who transmits to Antenna the certificate or other evidence of ownership of the shares, the amount Antenna estimates to be the Fair Value of the shares, plus Interest, accompanied by a written explanation of how the Interest was calculated.

By the later of 10 days after the Effective Time or 30 days after the date the shareholder delivers to Antenna the aforementioned written demand for payment, Antenna will send each such shareholder (i) a statement setting forth Antenna's opinion as to the estimated Fair Value of the shares; (ii) Antenna's latest balance sheet, together with the income statement for that year and the latest available interim financial statements; and (iii) a commitment to pay for the shares of the dissenting shareholder at the estimated Fair Value thereof upon transmittal to Antenna of the certificate or certificates, or other evidence of ownership, with respect to the shares.

In the event that the shareholder does not agree with Antenna's assessment of the estimated Fair Value of the shares or the amount of Interest due, the shareholder must notify Antenna in writing within 30 days from the delivery of Antenna's statement of value. Such written notification must include the shareholder's estimated Fair Value and amount of Interest due, and demand payment for the difference between the shareholder's estimate of Fair Value and Interest due and the amount of the payment offered by Antenna.

If within 60 days after the shareholder delivers to Antenna notification of his or her estimate of the Fair Value of the shares and the Interest due, Antenna and the dissenting shareholder have not agreed in writing upon the Fair Value of the shares and Interest due, Antenna shall either pay the difference in value demanded by the shareholder, with Interest, or file a petition in the Circuit Court of Cook or DuPage County, requesting the court to determine the Fair Value of the shares and Interest due. The failure of Antenna to commence such an action will not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

In such a judicial proceeding, each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the Fair Value of his or her shares, plus Interest, exceeds the amount paid by Andrew for the shares. If such a proceeding is instituted, then under certain circumstances the court may force Andrew or the dissenting shareholder to reimburse the other parties for the costs, fees and expenses related to such proceeding.

THE FOREGOING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE IBCA. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 11.65 AND
11.70 OF THE IBCA (COPIES OF WHICH ARE ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. IF THE PROCEDURAL REQUIREMENTS OF SECTION 11.70 ARE NOT PRECISELY SATISFIED SUCH RIGHTS WILL BE LOST.

RESALE OF ANDREW COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

The Andrew Common Stock to be issued to Antenna shareholders in connection with the Merger will be freely transferable under the Securities Act, except for Andrew Common Stock issued to any person deemed to be an affiliate of Antenna for purposes of Rule 145 under the Securities Act ("Rule 145") or otherwise pursuant to Commission accounting releases with respect to "pooling of interests" accounting treatment. Affiliates may not sell their Andrew Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, Antenna has agreed to either (i) obtain a written agreement from each of its shareholders pursuant to which such shareholder would agree not to sell, transfer or otherwise dispose of any Andrew Common Stock received pursuant to the Merger, except in accordance with the requirements of the Securities Act and any rules and regulations promulgated thereunder, or (ii) deliver to Andrew an opinion from McDermott, Will & Emery confirming that any shareholder failing to execute and deliver such an agreement is not an affiliate pursuant to Rule 145 under the Securities Act or otherwise pursuant to Commission accounting releases with respect to "pooling of interests" accounting treatment. [Section 6.5]

       PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma combined condensed financial statements give effect to the Merger of Andrew and Antenna under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results or financial position that would have occurred or might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future.

A pro forma combined condensed balance sheet is provided as of December 31, 1995, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for the three-month periods ended December 31, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented.

The pro forma combined condensed financial statements are derived from, and should be read in conjunction with the accompanying notes and the historical consolidated financial statements of the respective companies and the related notes thereto. The financial statements of Antenna have been recast, from December 31, Antenna's fiscal year end, to conform to Andrew's fiscal year end of September 30.

               ANDREW CORPORATION AND THE ANTENNA COMPANY
               PRO FORMA COMBINED CONDENSED BALANCE SHEET
                         AS OF DECEMBER 31, 1995
                              (In thousands)
                               (Unaudited)
                                                       Pro Forma      Pro Forma
                                   Andrew    Antenna   Adjustments    Combined
ASSETS
Current assets:
 Cash and cash equivalents         $ 22,291  $   527                  $ 22,818
 Accounts receivable                150,228    5,661                   155,889
 Inventories                        131,737    6,683                   138,420
 Miscellaneous current assets         4,831      371                     5,202
                                   --------  -------   -------        --------
Total current assets                309,087   13,242        -          322,329

Property, plant and equipment, net  116,723    1,977                   118,700
Goodwill                             42,198        -                    42,198
Investments and other assets         50,606        -                    50,606
                                   --------  -------   -------        --------
Total assets                       $518,614  $15,219        -         $533,833
                                   ========  =======   =======        ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                 $ 29,011  $ 4,418                  $ 33,429
  Accrued expenses and
    other liabilities                46,279      828                    47,107
  Income taxes                       14,476      124                    14,600
  Current portion of
    long-term debt                    4,545      150                     4,695
                                   --------  -------   -------        --------
Total current liabilities            94,311    5,520        -           99,831

Long-term debt, less
    current portion                  45,240    2,739                    47,979
Deferred liabilities and other       12,436        -                    12,436

Stockholders' equity:
Common stock                            457        1        (1)            457
Additional paid-in capital           44,577       10   (10,798)         33,789
Retained earnings                   378,465    6,989        (1)        385,453
Translation adjustment                  354      (40)                      314
Treasury stock                      (57,226)            10,800         (46,426)
                                   --------  -------   -------        --------
                                    366,627    6,960        --         373,587
                                   --------  -------   -------        --------
Total liabilities and equity       $518,614  $15,219         -        $533,833
                                   ========  =======   =======        ========

                   ANDREW CORPORATION AND THE ANTENNA COMPANY
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE QUARTER ENDED DECEMBER 31, 1995
                    (In thousands, except per share data)
                                 (Unaudited)
                                                     Pro Forma     Pro Forma
                              Andrew      Antenna    Adjustments   Combined
Sales                         $164,031    $ 13,892                 $177,923

Expenses:
  Cost of products sold         96,784       9,212                  105,996
  Selling, general and
   administrative               34,555       2,439                   36,994
  Research and development       7,098         420                    7,518
                              --------    --------   -----         --------
                               138,437      12,071     -            150,508
                              --------    --------   -----         --------
Operating income                25,594       1,821     -             27,415

Other expense                    1,020          23                    1,043
                              --------    --------   -----         --------
Income before income taxes      24,574       1,798     -             26,372

Income tax expense               8,847         665                    9,512
                              --------    --------   -----         --------
Net income                    $ 15,727    $  1,133     -           $ 16,860
                              ========    ========   =====         ========
Net income per share          $   0.40    $ 125.89     -           $   0.41
                              ========    ========   =====         ========
Weighted average common
shares outstanding              39,616           9   1,241           40,866
                              ========    ========   =====         ========

                      ANDREW CORPORATION AND THE ANTENNA COMPANY
                 PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         FOR THE QUARTER ENDED DECEMBER 31, 1994
                         (In thousands, except per share data)
                                     (Unaudited)
                                                  Pro Forma    Pro Forma
                             Andrew     Antenna   Adjustments  Combined
Sales                        $142,605   $  9,126               $151,731

Expenses:
  Cost of products sold        83,847      5,574                 89,421
  Selling, general and
    administrative             34,115      2,123                 36,238
  Research and development      5,640        333                  5,973
                             --------   --------    -----      --------
                              123,602      8,030        -       131,632
                             --------   --------    -----      --------
Operating income               19,003      1,096        -        20,099

Other expense                   1,450        102                  1,552
                             --------   --------    -----      --------
Income before income taxes     17,553        994        -        18,547

Income tax expense              6,319        368                  6,687
                             --------   --------    -----      --------
Net income                   $ 11,234   $    626        -      $ 11,860
                             ========   ========    =====      ========
Net income per share         $   0.28   $  69.56        -      $   0.29
                             ========   ========    =====      ========
Weighted average common
shares outstanding             39,435          9    1,241        40,685
                             ========   ========    =====      ========

                       ANDREW CORPORATION AND THE ANTENNA COMPANY
                   PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED SEPTEMBER 30, 1995
                         (In thousands, except per share data)
                                     (Unaudited)
                                                  Pro Forma    Pro Forma
                             Andrew     Antenna   Adjustments  Combined
Sales                        $626,463   $ 37,499               $663,962

Expenses:
  Cost of products sold       357,745     23,725                381,470
  Selling, general and
    administrative            134,852      8,545                143,397
  Research and development     23,771      1,353                 25,124
                             --------   --------    -----      --------
                              516,368     33,623       --       549,991
                             --------   --------    -----      --------
Operating income              110,095      3,876       --       113,971

Other expense                   4,143        219                  4,362
                             --------   --------    -----      --------
Income before income taxes    105,952      3,657       --       109,609

Income tax expense             38,143      1,520                 39,663
                             --------   --------    -----      --------
Net income                   $ 67,809   $  2,137       --      $ 69,946
                             ========   ========    =====      ========
Net income per share         $   1.73   $ 237.44       --      $   1.73
                             ========   ========    =====      ========
Weighted average common
  shares outstanding           39,295          9    1,241        40,545
                             ========   =======     =====      ========

                      ANDREW CORPORATION AND THE ANTENNA COMPANY
                  PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED SEPTEMBER 30, 1994
                        (In thousands, except per share data)
                                     (Unaudited)
                                                  Pro Forma      Pro Forma
                             Andrew     Antenna   Adjustments    Combined
Sales                        $558,457   $ 29,776                 $588,233

Expenses:
  Cost of products sold       326,261     19,224                  345,485
  Selling, general and
   administrative             129,971      6,745                  136,716
  Research and development     25,707        954                   26,661
                             --------   --------    -----        --------
                              481,939     26,923       --         508,862
                             --------   --------    -----        --------
Operating income               76,518      2,853       --          79,371

Other expense                   7,152        452                    7,604
                             --------   --------    -----        --------
Income before income taxes     69,366      2,401       --          71,767

Income tax expense             24,971        901                   25,872
                             --------   --------    -----        --------
Net income                   $ 44,395   $  1,500       --        $ 45,895
                             ========   ========    =====        ========
Net income per share         $   1.13   $ 166.67       --        $   1.14
                             ========   ========    =====        ========
Weighted average common
 shares outstanding            39,177          9    1,241          40,427
                             ========   ========    =====        ========

                       ANDREW CORPORATION AND THE ANTENNA COMPANY
                  PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED SEPTEMBER 30, 1993
                        (In thousands, except per share data)
                                    (Unaudited)
                                                   Pro Forma     Pro Forma
                             Andrew     Antenna    Adjustments   Combined
Sales                        $430,820   $ 21,136                 $451,956

Expenses:
  Cost of products sold       252,186     13,115                  265,301
  Selling, general and
   administrative             109,947      4,588                  114,535
  Research and development     22,011        468                   22,479
                             --------   --------    -----        --------
                              384,144     18,171       --         402,315
                             --------   --------    -----        --------
Operating income               46,676      2,965       --          49,641

Other expense                   3,085        382                    3,467
                             --------   --------    -----        --------
Income before income taxes     43,591      2,583       --          46,174

Income tax expense             15,729        982                   16,711
                             --------   --------    -----        --------
Net income                   $ 27,862   $  1,601       --        $ 29,463
                             ========   ========    =====        ========
Net income per share         $   0.72   $ 177.89       --        $   0.74
                             ========   ========    =====        ========
Weighted average common
 shares outstanding            38,433          9    1,241          39,683
                             ========   =======     =====        ========

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                              (UNAUDITED)

1. The unaudited pro forma combined condensed balance sheet reflects the issuance of 1,250,000 shares of Andrew Common Stock in exchange for 9,000 shares of Antenna Common Stock. The number of shares of Andrew Common Stock to be issued is based on the Exchange Ratio of 138.89. The actual number of shares of Andrew Common Stock to be issued will be determined at the Effective Time of the Merger based on the Exchange Ratio at that date.

2. Pro Forma Earnings per share for each period is based on the weighted average number of shares of Andrew Common Stock outstanding, plus the weighted average number of shares of Antenna Common Stock outstanding multiplied by the Exchange Ratio.

3. There were no material differences between the accounting policies of Andrew and Antenna during the periods presented.

             ANDREW COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY

Andrew Common Stock is traded on the NNM under the symbol "ANDW". The following table sets forth the high and low closing prices as reported by NNM.

                                        High      Low
Fiscal 1996:
  First quarter                         $59.00    $37.00
  Second quarter (through February 6)    47.25     31.13

Fiscal 1995:
  First quarter                          35.75     29.50
  Second quarter                         44.75     34.00
  Third quarter                          57.88     41.00
  Fourth quarter                         64.00     55.00

Fiscal 1994:
  First quarter                          19.33     13.17
  Second quarter                         23.17     16.17
  Third quarter                          26.33     20.50
  Fourth quarter                         33.50     24.00

Fiscal 1993:
  First quarter                          10.83      7.33
  Second quarter                         13.45      9.22
  Third quarter                          12.67      8.67
  Fourth quarter                         17.45     11.89

Andrew has never paid cash dividends. It is the present policy of the Andrew Board of Directors to retain earnings in the business to finance investment and operations.

                         INFORMATION CONCERNING ANDREW

BUSINESS

Andrew is an international supplier of communications systems equipment and services. Important markets are wireless communications, including cellular, personal communication systems, land mobile radio and common carrier, along with broadcast, corporate and government institutions. Customers, products and applications are found worldwide, with 45% of sales in 1995 outside of the United States.

Andrew's executive offices are located at 10500 West 153rd Street, Orland Park, Illinois 60462, which is approximately 25 miles southwest of Chicago's loop, and its telephone number is (708) 349-3300.


                         INFORMATION CONCERNING ANTENNA

BUSINESS

Antenna designs, assembles, tests, packages, and markets cellular antenna products and cellular phone accessories. Antenna's products are sold primarily through the retail distribution channels of cellular service providers ("Carriers"). Due to its reputation for quality and ability to supply all existing and emerging cellular platforms, Antenna believes it is well positioned in the wireless communications industry to benefit from growth of the existing cellular market as well as the anticipated emergence of new wireless services such as Personal Communications Services ("PCS") and Enhanced Specialized Mobile Radio ("ESMR").

PRODUCTS

Antenna markets approximately 60 products. Products are grouped as antenna products and accessory products. Antenna products include a variety of mobile antennas, portable and transportable phone antennas, and antenna parts. Accessory products include batteries, battery chargers, battery adapters, battery cases, phone mounts and cradles, and the Drive Time Kit(R), which is an adapter product designed to allow portable phone users to obtain improved performance from their phone while using it in a vehicle.

Antenna Products

Mobile Antennas

Mobile antennas are antennas used for car phones. Antenna markets 15 mobile antenna models that can be attached to an automobile either through a "glass mount" affixed to the side or rear window, a "drill through mount" attached to the roof of the car, or a "clip mount" attached to the driver's side window. Products are designed and tested to ensure outstanding performance. A specially designed composite of stainless steel, nickel, copper, and black chrome helps reduce vibration and wind whistling and protect the antenna from exposure to potentially damaging environmental conditions such as rain, snow, extreme temperatures, stray rocks or debris, and vandalism.

Portable and Transportable Antennas

Portable and transportable phone antennas are antennas which are used with a portable or transportable phone when such a phone is being used in an automobile. The performance of a portable or transportable phone in an automobile is significantly improved when used with an antenna that is located outside of the vehicle. Antenna designs, assembles, and markets a variety of portable and transportable phone antennas that can be attached to the outside of a vehicle in a number of ways.

Accessory Products

Batteries, Battery Chargers, and Battery Adapters

Battery chargers help ensure maximum airtime as well as protect the battery. The chargers contain a microprocessor that controls the process and cuts the flow once voltage reaches the optimal level. The battery adapter provides portable phone users with unlimited talk time in the vehicle by connecting the phone to the automobile battery through the cigarette lighter.

Mounts and Cradles

Antenna designs and assembles a variety of cradles and mounts used in automobiles to hold mobile and portable cellular phones. The products are available in various shapes and sizes to meet all installation requirements.

Drive Time Kit(R)

The Drive Time Kit is an external adapter kit designed to improve performance of the Motorola Flip Phone. The kit includes an internal adapter, cable antenna, connector and a rubber spike antenna. The adapter enables users to connect either an external antenna for use while driving or a rubber spike antenna for use outside the car.

CUSTOMERS AND DISTRIBUTION CHANNELS

During 1994, Antenna sold products to approximately 300 customers. In 1994, Antenna's top 10 customers accounted for approximately 55% of total U.S. sales. Antenna believes it is strongly positioned with cellular phone service Carriers, which are Antenna's largest customer group. The majority of cellular phones and cellular phone products and accessories are sold through Carrier retail channels. Consumers purchase cellular phone services through these channels and then purchase the necessary hardware, which at a minimum includes a cellular phone.

Antenna also sells its products to distributors who then resell these products to dealers and cellular Carriers. Dealers sell, install, and service cellular telephone, paging and two-way radio communications equipment primarily for the consumer and small business markets. Because of its position at the high-end of the market, Antenna has not emphasized the mass merchandiser distribution channel.

Antenna's products are also sold in approximately 35 foreign countries.

MANUFACTURING, ENGINEERING, ASSEMBLY AND QUALITY CONTROL

All of Antenna's manufacturing, engineering, assembly, and quality control operations are conducted at Antenna's headquarters in Itasca, Illinois. The assembly operation runs 1-1/2 daily production shifts. To increase efficiency and keep manufacturing costs low, Antenna utilizes a number of independent contractors in the manufacturing process. To assure high quality across manufacturing processes, a testing and quality assurance facility is also operated at Antenna headquarters. Antenna has a staff of 13 engineers who are dedicated to enhancement of Antenna's products as well as the development of new products.

Antenna purchases a wide range of raw materials, parts, and outsourcing services from a variety of sources. Primary raw materials include cable, connectors, spike antennas, batteries, screw machine parts, leather cases, and battery savers. Outsourcing services include metal stamping, plastic injection molding and wire bending. In 1994 the top ten suppliers accounted for approximately 40% of total purchases and no one supplier accounted for more than 6.5% of total purchases.

PROPERTY AND EQUIPMENT

Antenna's operations are headquartered in Itasca, Illinois. The operations are housed in a 77,000 square foot building consisting of 25,000 square feet of occupied warehouse space, 15,000 square feet of unused warehouse space, 22,000 square feet of office space, and 15,000 square feet for loading docks, restrooms and lunch rooms. Antenna has a five-year lease on its building with an option to renew at the end of five years. Management believes that the available production space in this facility could support a minimum 50% increase in revenue. Antenna also maintains sales offices in Dallas, Texas, Toronto, Canada, Vienna, Austria, and London, England.

Antenna had $3.1 million in gross fixed assets at December 31, 1994. Significant projects include purchases of molds, dies, and tooling which are depreciated over a three-year period and electronic equipment which is depreciated over four to ten years.

EMPLOYEES

Antenna employs approximately 120 people of which approximately 45 are salaried and 75 are hourly. None of Antenna's employees are subject to a collective bargaining agreement and Antenna believes its relationship with its employees is good.

MARKET FOR SHARES AND DIVIDENDS

There is no established public trading market for the Antenna Common Stock.
As of the date of this Registration Statement there are eight holders of record of Antenna Common Stock. Following the Merger, there will be no shares of Antenna Common Stock outstanding. Antenna did not declare any cash dividends on Antenna Common Stock during the fiscal years ended December 31, 1994 and December 31, 1993 and during the nine months ended September 30, 1995.

SECURITY OWNERSHIP


         The following table sets forth, as of February 8, 1996, the number and percentage of outstanding shares beneficially owned by each person known to Antenna to own beneficially more than 5% of the outstanding shares of Antenna Common Stock, by each director and named executive officer of Antenna, and by all the directors and executive officers of Antenna as a group.

                                              Antenna Common
                                                   Stock
      Name<F5>                    Number of Shares          Percent
-------------                     ----------------          --------
Roger Fisher                           2,500                 27.7%
Bill Hamilton                            500                  5.5%
Kevin McAllister                         552                 6.13%
Tim McAllister                           552                 6.13%
Maura Binecki                          3,792<F6>             42.1%
Paul McAllister                          552                 6.13%
Mary Rose Smith                          552                 6.13%
The McAllister Family Trust            3,240                 36.0%
Angelo Bufalino                            0                 <F9>
Mary Kay McAllister                    3,240<F7>             36.0%
John Keeley                                0                 <F9>
Eugene Maher                               0                 <F9>
Mark Meyer                                 0                 <F9>
All current executive officers
  and directors                        6,240<F8>              69.3%

<F5>
The address for each of Antenna's shareholders is c/o The Antenna Company, 1100 Maplewood Drive, Itasca, Illinois 60143.

<F6>
Includes 3,240 shares held by Mary Kay McAllister and Maura Binecki as co-trustees of the McAllister Family Trust created under the Will of James I. McAllister, dated February 10, 1991. Maura Binecki, Mary Rose Smith and Kevin, Tim and Paul McAllister are beneficiaries under this Trust. Mary Kay McAllister and Ms. Binecki share voting and investment power over the shares held by the Trust.

<F7>
Includes 3,240 shares held by Mary Kay McAllister as co-trustee of the McAllister Family Trust as set forth in the footnote above. Mary Kay McAllister shares voting and investment power over the shares held by the Trust. Mary Kay McAllister disclaims beneficial ownership in those shares held by the Trust.

<F8>
Includes 3,240 shares held by Mary Kay McAllister as co-trustee of the McAllister Family Trust as set forth in the footnote above. Mary Kay McAllister shares voting and investment power over the shares held by the Trust. Mary Kay McAllister disclaims beneficial ownership in those shares held by the Trust.

<F9>
Less than 1%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATIONS REVIEW

Nine Months Ended September 30, 1995 Compared to Nine Months Ended September 30, 1994

Antenna's net sales consist of sales of antenna products, accessory product, and foreign sales. Net sales increased 26% from $22.5 million to $28.4 million. The growth is primarily due to the increase in sales in accessory products. Total antenna product sales decreased 13.7% from $19.0 million, or 84.4% of net sales, to $16.4 million, or 57.8% of net sales. This decrease is primarily due to a slowing of the growth rate of the mobile telephone market and the well publicized one time industry wide over supply of cellular phone inventory in the first quarter of 1995. Total accessory product sales increased 710.0% from $1.0 million, or 4.5% of net sales, to $8.1 million, or 28.5% of net sales. This increase is primarily due to a ramp-up of batteries, battery chargers, and adapters which began to accelerate in May of 1995. Foreign sales increased 56.0% from $2.5 million, or 11.1% of net sales, to $3.9 million, or 13.7% of net sales.

Gross profit increased 22.4% from $8.5 million to $10.4 million, and, as a percentage of net sales, decreased from 37.8% to 36.6%. This percentage decrease in gross margin is primarily due to a change in the sales mix from higher margin antenna products to a greater volume of slightly lower margin accessory products.

Total operating expenses increased 28.8% from $5.9 million, with an operating profit margin of 11.6%, to $7.6 million, with an operating profit margin of 9.9%.

Antenna's selling expenses primarily include employee costs, travel costs, facilities expenses, and advertising. Selling expenses increased 23.1% from $3.9 million, or 17.3% of net sales, to $4.8 million, or 16.9% of net sales. The dollar increase was principally due to an increase in employee costs, including sales commissions, in support of increased sales.

Antenna's research and development costs primarily include employee costs and facilities expenses. Research and development costs increased 25.0% from $0.8 million, or 3.6% of net sales, to $1.0 million, or 3.5% of net sales. The dollar increase was principally due to an increase in employee costs.

Antenna's general and administrative expenses primarily include management and accounting expenses. General and administrative expenses increased
30.8% from $1.3 million, or 5.8% of net sales, to $1.7 million, or 6.0% of net sales. The dollar increase was principally due to an increase in employee training costs and accounting expenses in support of increased sales.

Interest expense increased 50.0% from $0.2 million to $0.3 million. This increase resulted from increased borrowings which were used to support Antenna's increased sales.

Fiscal Year Ended December 31, 1994 Compared to Fiscal Year Ended
December 31, 1993

Net sales increased 37.0% from $23.1 million to $31.7 million. The improvement is primarily due to the increase of sales to Carriers. Total antenna product sales increased 24.5% from $20.8 million, or 90.0% of net sales, to $25.9 million, or 82.0% of net sales. This increase is primarily due to the continued increasing growth of the cellular mobile telephone market. Total accessory product sales increased 110.0% from $1.0 million, or 4.3% of net sales, to $2.1 million, or 6.6% of net sales. This increase is primarily due to the introduction of new accessories for portable telephone product lines. Foreign sales increased 185.0% from $1.3 million, or 56% of net sales, to $3.7 million, or 12.0% of net sales.


Gross profit increased 41.2% from $8.5 million to $12.0 million, and, as a percentage of net sales, increased from 36.8% to 38.0%. This increase in gross margin is primarily due to leveraging the fixed cost component of cost of goods sold over the increased volume of sales.


Total operating expenses increased 45.6% from $5.7 million, with an operating profit margin of 12.1%, to $8.3 million, with an operating profit margin of 11.7%.

Selling expenses increased 42.1% from $3.8 million, or 16.5% of net sales, to $5.4 million, or 17.0% of net sales. The dollar increase was principally due to an increase in employee costs, including sales commissions, in support of increased sales.

Research and development costs increased 120.0% from $0.5 million, or 2.2% of net sales, to $1.1 million, or 3.5% of net sales. The dollar increase was principally due to an increase in engineering personnel and related expenses.

General and administrative expenses increased 38.5% from $1.3 million, or 5.6% of net sales, to $1.8 million, or 5.7% of net sales. The dollar increase was principally due to an increase in employee costs in support of increased sales.

Interest expense increased 50.0% from $0.2 million to $0.3 million. This increase resulted from increased borrowings which were used to support Antenna's increased sales.

Fiscal Year Ended December 31, 1993 Compared to Fiscal Year Ended
December 31, 1992

Net sales increased 59.3% from $14.5 million to $23.1 million. The improvement is primarily due to strong growth of the cellular mobile telephone market and growth in Antenna's market shares. Total antenna product sales increased 57.6% from $13.2 million, or 91.0% of net sales, to $20.8 million, or 90.0% of net sales. This increase is primarily due to the expanding market and market shares gains described above. Total accessory product sales increased 100.0% from $0.5 million, or 3.5% of net sales, to $1.0 million, or 4.3% of net sales. This increase is primarily due to sales of new products. Foreign sales increased 62.5% from $0.8 million, or 5.5% of net sales, to $1.3 million, or 5.6% of net sales.

Gross profit increased 30.8% from $6.5 million to $8.5 million, and, as a percentage of net sales, decreased from 44.8% to 36.8%. This percentage decrease was primarily the result of costs associated with Antenna's move to a new manufacturing facility.

Total operating expenses increased 58.3% from $3.6 million, with an operating profit margin of 20.0%, to $5.7 million, with an operating profit margin of 12.1%.

Selling expenses increased 52.0% from $2.5 million, or 17.2 % of net sales, to $3.8 million, or 16.5% of net sales. The dollar increase was principally due to an increase in employee costs, including sales commissions, in support of increased sales.

Research and development costs increased 25.0% from $0.4 million, or 2.8% of net sales, to $0.5 million, or 2.2% of net sales. The dollar increase was principally due to an increase in costs associated with a new facility.

General and administrative expenses increased 62.5% from $0.8 million, or 5.5% of net sales, to $1.3 million, or 5.6% of net sales. The dollar increase was principally due to an increase in facilities costs and employee expenses, in support of increased sales.

Interest expense for 1993 increased 22.2% from $0.18 million to $0.22 million. This increase resulted from increased borrowings which were used to support Antenna's increased sales.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 1995, Antenna had $1.0 million of cash and $3.5 million of available borrowings under its $6.0 million unsecured line of credit. At September 30, 1994, Antenna had $0.5 million of cash. For the fiscal years ended December 31, 1994, 1993, and 1992, Antenna had cash of $0.6 million, $0.6 million and $0.2 million, respectively.

During the nine month period ended September 30, 1995, and the fiscal years ended December 31, 1994, 1993 and 1992, net cash provided (used) by operating activities was $2.5 million, $1.2 million, ($0.8 million), $0.3 million, respectively.

Antenna's working capital increased from $3.0 million as of December 31, 1993, to $7.0 million as of December 31, 1994. This increase was primarily attributable to a higher sales volume resulting in an increase in accounts receivable in 1994 compared to 1993. Antenna's working capital increased from $5.5 million as of September 30, 1994 to $6.7 million as of September 30, 1995. This increase was also primarily attributable to higher sales volume.

Capital expenditures were $0.8 million for the nine months ended September 30, 1995 as compared to $0.7 million for the nine months ended September 30, 1995. Capital expenditures were $1.2 million and $1.2 million in 1994 and 1993, respectively. Antenna anticipates that the funds available under Antenna's line of credit will be adequate to satisfy Antenna's cash needs for the foreseeable future.

                  RIGHTS OF ANDREW AND ANTENNA STOCKHOLDERS

DESCRIPTION OF ANDREW COMMON STOCK

Andrew has 100,000,000 authorized shares of Common Stock, $.01 par value, of which 39,041,799 shares were issued and outstanding on February 7, 1996. The Andrew Common Stock is listed and traded on the NNM under the symbol "ANDW."

Each outstanding share of Andrew Common Stock is entitled to one vote. In all matters other than the election of members of Andrew's Board of Directors and certain fundamental transactions, stockholder action is approved by a majority vote of the holders of Andrew Common Stock present in person or represented by proxy at the meeting. See "-- Comparison of Rights of Andrew Stockholders and Antenna Shareholders - Vote on Certain Fundamental Transactions" and "- Certain Business Combinations." The members of Andrew's Board of Directors are elected by a plurality vote of the holders of Andrew Common Stock present in person or represented by proxy at the meeting. Andrew's Board is not classified and Andrew's Certificate of Incorporation (the "Andrew Certificate") does not provide for cumulative voting.

Holders of Andrew Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. It is the present policy of Andrew's Board of Directors to retain earnings in the business to finance Andrew's operations and investments, and Andrew does not anticipate payment of cash dividends in the foreseeable future. Long-term debt agreements include restrictive covenants which, among other things, provide restrictions on dividend payments. At September 30, 1995, $201,097,000 was not restricted for purposes of such payments.

Andrew has adopted a Rights Agreement that may discriminate against a prospective holder of Andrew Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of Andrew. See "-- Comparison of Rights of Andrew Stockholders and Antenna Shareholders - Rights Plan."

DESCRIPTION OF ANTENNA COMMON STOCK

Antenna has 100,000 authorized shares of Common Stock, $.10 par value, of which 9,000 shares were issued and outstanding on February 9, 1996.

Each outstanding share of Antenna Common Stock is entitled to one vote. In all matters other than certain fundamental transactions, stockholder action is approved by a majority vote of the holders of Antenna Common Stock present in person or represented by proxy at the meeting. See "-- Comparison of Rights of Andrew Stockholders and Antenna Shareholders--Vote on Certain Fundamental Transactions" and "- Certain Business Combinations." Antenna's Board is not classified and Antenna's Articles of Incorporation (the "Antenna Articles") provide for no cumulative voting.

Holders of Antenna Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. It is the present policy of Antenna's Board of Directors to retain earnings in the business to finance Antenna's operations and investments, and Antenna does not anticipate payment of cash dividends in the foreseeable future.

COMPARISON OF RIGHTS OF ANDREW STOCKHOLDERS AND ANTENNA SHAREHOLDERS

Andrew is incorporated under the laws of the State of Delaware and Antenna is incorporated under the laws of the State of Illinois. The rights of the holders of Antenna Common Stock are currently governed by the IBCA, the Antenna Articles and the Antenna By-laws (the "Antenna By-laws," together with the Antenna Articles, the "Antenna Governing Documents"). If the Merger is consummated in accordance with the terms of the Merger Agreement, Antenna shareholders will become holders of Andrew Common Stock and their rights as such will be governed by the Delaware General Corporation Law (the "DGCL"), the Andrew Certificate and the Andrew By-laws (the "Andrew By-laws," together with the Andrew Certificate, the "Andrew Governing Documents"). Certain of the material differences between the rights of holders of Antenna Common Stock and the rights of holders of Andrew Common Stock are summarized below.

The following summary is not a complete statement of the rights of holders of Andrew Common Stock under applicable Delaware laws or the Andrew Governing Documents, or a comprehensive comparison with the rights of the holders of Antenna Common Stock under applicable Illinois laws or the Antenna Governing Documents, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the IBCA, the Andrew Governing Documents and the Antenna Governing Documents, to which holders of Antenna Common Stock are referred. For information as to how such documents may be obtained, see "Documents Incorporated by Reference."

Nomination and Election of Board of Directors.
---------------------------------------------
The DGCL is silent as to advance notice of director nominations.
The Andrew By-laws, however, require that notification and certain information as to the nominated director be provided in advance to Andrew. The IBCA also is silent as to advance notice of director nominations and the Antenna Governing Documents do not contain a provision requiring such advance notification.

Pursuant to the DGCL and Andrew's Certificate, Andrew's directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Under the IBCA and the Antenna Governing Documents, the directors of Antenna are elected pursuant to the vote of a majority of the shares present in person or represented by proxy at a meeting of the Antenna shareholders.

Vote on Certain Fundamental Transactions.
-----------------------------------------
The DGCL and the Andrew Governing Documents require that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon.
But see "- Certain Business Combinations."

The IBCA and the Antenna Bylaws require that a plan of merger, consolidation, exchange, sale of all or substantially all of Antenna's assets other than in the ordinary course or dissolution be approved by at least two-thirds of the outstanding shares entitled to vote thereon.

Special Meetings of Stockholders.
---------------------------------
Pursuant to the DGCL and the Andrew Certificate, special stockholder meetings may only be called pursuant to a resolution adopted by a majority of Andrew's Board of Directors. The IBCA permits, and the Antenna Governing Documents provide, that special meetings of the shareholders may be called by the president, the board of directors or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called.

Stockholder Action by Written Consent.
--------------------------------------
The DGCL generally allows for stockholder actions to be taken pursuant to a written consent signed by stockholders having not less than the minimum number of votes necessary to authorize or take such action, provided that a subsequent notice of the taking of corporate action by less than unanimous written consent is sent to stockholders who have not consented in writing. The Andrew Certificate prohibits any action by written consent.

The IBCA provisions are substantially similar to those of the DGCL in permitting action by written consent, except that the IBCA requires certain prior and subsequent notices be sent to shareholders if the consent is less than unanimous. The Antenna Governing Documents allow the Antenna shareholders to act pursuant to written consent.

Amendment of Certificate or Articles of Incorporation.
------------------------------------------------------
The DGCL and the Andrew Governing Documents allow Andrew to amend its certificate of incorporation if the Andrew Board of Directors adopts a resolution approving such an amendment, and the stockholders thereafter approve the proposed amendment, either at a special meeting or at the next annual stockholders meeting. In general, the proposed amendment must be approved at the meeting by a majority of the outstanding stock entitled to vote thereon.

The IBCA and the Antenna Governing Documents contain provisions similar to the DGCL and Andrew's Governing Documents regarding approval of amendments to Antenna's Articles, except that the IBCA and the Antenna Governing Documents provide that such amendments must be approved by at least two-thirds of the outstanding shares entitled to vote thereon.

Liability and Indemnification of Directors and Officers.
--------------------------------------------------------
The DGCL and the Andrew Certificate limit the liability of directors and provide for the indemnification of directors, officers, employees and agents. In addition, the Andrew Certificate provides that such indemnification rights are contract rights and include the right to be paid by Andrew the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if Delaware law so requires, such payment shall only be made upon delivery to Andrew by the director or officer of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under the Andrew Certificate or otherwise.

The provisions regarding limitation of director liability and indemnification pursuant to the IBCA and the Antenna Governing Documents are substantially similar to the DGCL and the Andrew Governing Documents, except that the Antenna Governing Documents do not explicitly establish the indemnification rights as contract rights. In addition, under the IBCA, the indemnifying corporation must report any indemnification or advancement of expenses to its shareholders in writing with or before the notice of the next shareholders meeting.

Payment of Dividends.
---------------------
The DGCL allows a corporation, subject to any restrictions contained in its certificate of incorporation, to pay dividends out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The Andrew Certificate permits the payment of dividends in accordance with the DGCL, but Andrew has not paid any cash dividends on the Andrew Common Stock.


Under the IBCA, Antenna's Board of Directors is authorized to make distributions to the Antenna shareholders. No distribution may be made, however, if after giving it effect, the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential liquidation rights if the corporation were then to be liquidated. Antenna has never paid cash dividends on the Antenna Common Stock.

Appraisal or Dissenters' Rights.
--------------------------------
The DGCL provides that stockholders of corporations being acquired pursuant to a merger have the right to exercise certain "appraisal rights" to dissent from such corporate action and to demand payment of the fair value of their shares. Such appraisal rights may be exercised when the stockholders receive any form of consideration for their shares other than (i) shares of stock of the surviving corporation, (ii) shares of stock that are listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system such as the NNM, or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof. Corporations are allowed to enlarge these statutory rights pursuant to their certificate of incorporation, but the Andrew Certificate does not expand upon such rights.

The IBCA grants shareholders certain "dissenters' rights" in connection with certain types of mergers, consolidations or share exchanges, in the case of a sale, lease or exchange of all or substantially all the property and assets of a corporation other than in the usual course of business, and in the case of any amendment to a corporation's articles of incorporation that materially and adversely affects the dissenters by abolishing a preferential right or right of redemption. These dissenters' rights are substantially different from the appraisal rights provided pursuant to the DGCL, and in certain respects are more inclusive than the rights provided by the DGCL. See "The Merger -- Dissenters' Rights."

Rights Plan.
------------
Andrew has adopted a rights plan, pursuant to which holders of Andrew Common Stock receive one common stock purchase right ("Right") for each outstanding share of Andrew Common Stock, with each Right entitling its holder to purchase one share of Andrew Common Stock at an exercise price of $50 per share, subject to certain adjustments. The Rights become exercisable if any person or entity acquires 27% or more of the outstanding Andrew Common Stock, or commences a tender or exchange offer that would cause the offeror to own 27% or more of the outstanding Andrew Common Stock. Under certain circumstances involving an attempted takeover of Andrew, holders of Rights would be entitled to purchase shares of Andrew Common Stock or common stock of the acquiring person or entity having a value equal to two times the exercise price of the Right. The Rights are redeemable by Andrew at a price of $.01 per Right.

Antenna has not adopted any similar shareholder rights plan.

Certain Business Combinations.
------------------------------
The DGCL contains a "business combination" section applicable to certain Delaware corporations such as Andrew that have a class of voting stock that is
(i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market, or (iii) held of record by more than 2,000 stockholders. According to the DGCL, a corporation cannot engage in a "business combination" with any "interested stockholder" for a period of three years after the time such person became an "interested stockholder," unless
(i) the transaction is approved by the corporation's board of directors prior to the time the "interested stockholder" obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) at or subsequent to such time, the "business combination" is approved by the corporation's board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, consolidations, asset sales of a certain value and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is defined as a person who owns 15% or more of a corporation's outstanding voting stock, or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date of determination, and the affiliates and associates of such person. The DGCL allows Delaware corporations to elect not to be governed by these provisions. Andrew, however, has not so elected, and is subject to the business combination section of the DGCL.

The IBCA also includes a business combination section that is substantially similar to the DGCL provision summarized above. The IBCA's provision, however, only applies to domestic corporations that have equity securities registered under the Exchange Act, and which satisfy certain other requirements. Because Antenna does not have any securities registered pursuant to the Exchange Act, Antenna is not subject to the business combination provisions of the IBCA.

                                LEGAL MATTERS

The validity of the shares of Andrew Common Stock to be issued in connection with the Merger will be passed upon for Andrew by Gardner, Carton & Douglas, Chicago, Illinois. The firm and those attorneys participating in the preparation of this Proxy Statement/Prospectus own 16,400 shares of Andrew Common Stock. Certain of the tax consequences of the Merger to Antenna Shareholders are being passed upon by McDermott, Will & Emery, special counsel to Antenna. See "The Merger -- Certain Federal Income Tax Consequences."


                                EXPERTS

ANDREW

The consolidated financial statements and related schedule of Andrew incorporated by reference in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports incorporated by reference herein. Such consolidated financial statements and related schedule have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

ANTENNA

The consolidated financial statements of Antenna have been audited by William J. Barnes & Co., Ltd., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of such firm as experts in accounting and auditing.

               INDEX TO ANTENNA CONSOLIDATED FINANCIAL STATEMENTS

Interim Unaudited Consolidated Statements:

      Consolidated Balance Sheet -- September 30, 1995

      Consolidated Statements of Income -- Three months ended September 30, 1995 and 1994; Nine months ended September 30, 1995 and 1994

      Consolidated Statements of Cash Flows -- Nine months ended September 30, 1995 and 1994

      Notes to Consolidated Financial Statements

Annual Audited Consolidated Statements:

      Independent Auditor's Report

      Consolidated Balance Sheets -- December 31, 1994 and 1993

      Consolidated Statements of Income and Retained Earnings -- Years ended December 31, 1994 and 1993

      Consolidated Statements of Cash Flows -- Years ended December 31, 1994 and 1993

      Notes to Consolidated Financial Statements

      Independent Auditor's Report

      Consolidated Balance Sheets -- December 31, 1993 and 1992

      Consolidated Statements of Income and Retained Earnings -- Years ended December 31, 1993 and 1992

      Consolidated Statements of Cash Flows -- Years ended December 31, 1993 and 1992

      Notes to Consolidated Financial Statements

                      THE ANTENNA COMPANY and SUBSIDIARIES
                         Consolidated Balance Sheet
                                             September 30
                                                1995
                                             ------------
                                             (Unaudited)
ASSETS
Current Assets
  Cash                                       $    979,200
  Accounts receivable                           5,744,487
  Inventory                                     4,949,470
  Prepaid expenses                                328,203
                                             ------------
  Total current assets                         12,001,360
                                             ------------

Fixed Assets
  Furniture and fixtures                          885,421
  Equipment                                     2,579,080
  Leasehold improvements                          448,348
                                             ------------
  Total fixed assets                            3,912,849
  Less:  Accumulated depreciation              (1,892,173)
                                             ------------
  Fixed Assets, net                             2,020,676
                                             ------------
Total Assets                                 $ 14,022,036
                                             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                           $  3,905,711
  Current portion of long-term debt               255,986
  Accrued payroll                                 513,213
  Payroll taxes payable                             7,759
  Accrued interest                                 81,174
  Accrued license fees                            198,068
  Income taxes payable                            302,657
                                             ------------
  Total current liabilities                     5,264,568
                                             ------------

Non-Current Liabilities
  Shareholder loans                               500,000
  Long-term debt                                2,494,820
  Deferred income taxes                            25,000
                                             ------------
  Total non-current liabilities                 3,019,820
                                             ------------

Shareholders' Equity
  Common stock - $0.10 par value; 100,000
    shares authorized; 9,000 shares issued
    and outstanding                                   900
  Additional paid-in capital                        9,950
  Cumulative translation adjustments               22,659
Retained earnings                               5,704,139
                                             ------------
  Total shareholders' equity                    5,737,648
                                             ------------
Total Liabilities and Shareholders' Equity   $ 14,022,036
                                             ============

See notes to unaudited consolidated financial statements.

                      THE ANTENNA COMPANY and SUBSIDIARIES
                  Consolidated Statements of Income (Unaudited)
                                       Three Months Ended              Nine Months Ended
                                          September 30                   September 30
                                  ----------------------------    ----------------------------
                                     1995            1994             1995            1994
                                  ------------    ------------    ------------    ------------
Sales                             $ 11,771,811    $  8,006,459    $ 28,373,262    $ 22,546,010
Cost of Sales:
  Materials                          6,290,406       3,671,317      14,344,243      10,441,900
  Labor and overhead                 1,283,292       1,224,992       3,663,001       3,576,011
                                  ------------    ------------    ------------    ------------
  Total cost of sales                7,573,698       4,896,309      18,007,244      14,017,911
                                  ------------    ------------    ------------    ------------

Gross Profit                         4,198,113       3,110,150      10,366,018       8,528,099

Operating Expenses:
  Selling expenses                   1,678,539       1,416,652       4,829,286       3,868,257
  Administrative expense               592,985         476,700       1,730,313       1,307,591
  Research and development             266,312         304,089       1,020,035         753,042
                                  ------------    ------------    ------------    ------------
  Total operating expenses           2,537,836       2,197,441       7,579,634       5,928,890
                                  ------------    ------------    ------------    ------------

Net Operating Income                 1,660,277         912,709       2,786,384       2,599,209

Non-Operating (Income) Expense:
  License and royalty fees              73,245          95,218         213,492         277,253
  Interest expense                      82,002          75,258         294,949         238,614
  Other non-operating                  (16,787)        (42,703)       (177,769)        (81,625)
                                  ------------    ------------    ------------    ------------
  Total non-operating
    expense, net                       138,460         127,773         330,672         434,242
                                  ------------    ------------    ------------    ------------

Net Income Before
    Income Taxes                     1,521,817         784,936       2,455,712       2,164,967
Provision for Income Taxes             705,385         411,325       1,105,562         886,825
                                  ------------    ------------    ------------    ------------
Net Income                        $    816,432    $    373,611    $  1,350,150    $  1,278,142
                                  ============    ============    ============    ============

See notes to unaudited consolidated financial statements.

                      THE ANTENNA COMPANY and SUBSIDIARIES
                Consolidated Statements of Cash Flows (Unaudited)
                                               Nine Months Ended
                                                 September 30
                                             1995           1994
                                          -----------    -----------
Cash Flows From Operating Activities:
  Net income                              $ 1,350,150    $ 1,278,142
  Reconciling adjustments-
    Depreciation and amortization             598,502        381,917
    (Increase) decrease in assets-
      Accounts receivable                  (1,672,784)       188,021
      Inventory                               397,789       (311,098)
      Prepaid expenses                        (18,586)       203,337
    Increase (decrease) in liabilities-
      Accounts payable                      1,345,304       (767,957)
      Income tax payable                      195,127        263,590
      Accrued expenses                        341,820        478,953
                                          -----------    -----------
                                            1,187,172        436,763
                                          -----------    -----------

  Net cash provided by operating
      activities                            2,537,322      1,714,905

Cash Flows From Investing Activities:
  Purchase of equipment                      (775,779)      (705,478)

Cash Flows From Financing Activities:
  Net payments on long-term debt             (420,538)    (1,028,119)
  Net payments on shareholder loan           (967,099)      (125,000)
                                          -----------    -----------
  Net cash used in Financing Activities    (1,387,637)    (1,153,119)

Effect of Exchange Rates on Cash Flow          (8,400)        13,010
                                          -----------    -----------
Net Increase (decrease) in Cash               365,506       (130,682)

Cash - beginning of period                    613,694        577,541
                                          -----------    -----------
Cash - end of year period                 $   979,200    $   446,859
                                          ===========    ===========

See notes to unaudited consolidated financial statements.

                      THE ANTENNA COMPANY and SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ending September 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. For further information, refer to the consolidated financial statements and footnotes included herein for the year ended December 31, 1994.

NOTE B - SUBSEQUENT EVENT

On January 25, 1996 the company signed a definitive agreement to be acquired by Andrew Corporation. The transaction will be accounted for as a pooling of interests. Andrew will exchange shares of its common stock for all the outstanding stock of The Antenna Company.

                                           WILLIAM J. BARNES & CO., LTD.
                                           CERTIFIED PUBLIC ACCOUNTANTS
                                         1655 NORTH ARLINGTON HEIGHTS ROAD
                                                    SUITE 305E
                                         ARLINGTON HEIGHTS, ILLINOIS 60004

                                                  (708) 506-1070


                                                     February 17, 1995

Board of Directors
The Antenna Company and Subsidiaries
1100 Maplewood Drive
Itasca, Illinois 60143


                      Independent Auditor's Report

Directors:

We have audited the accompanying consolidated balance sheets of The Antenna Company and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Antenna Company and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                 Respectfully submitted,

                           /s/ William J. Barnes & Co., LTD.

                              Certified Public Accountants

                             THE ANTENNA COMPANY and SUBSIDIARIES
                                 Consolidated Balance Sheets
                                  December 31, 1994 and 1993
                                       1994            1993
                                    ------------    ------------
ASSETS
Current Assets
  Cash                              $    613,694    $    577,541
  Accounts receivable                  4,070,103       3,789,894
  Inventory                            5,347,259       4,132,945
  Prepaid expenses                       311,217         199,951
  Prepaid income taxes                      --           119,835
                                    ------------    ------------

  Total current assets                10,342,273       8,820,166
                                    ------------    ------------

Fixed Assets
  Furniture and fixtures                 783,993         438,625
  Equipment                            1,923,678       1,163,569
  Leasehold improvements                 429,399         366,261
                                    ------------    ------------
  Total fixed assets                   3,137,070       1,968,455
  Less:  Accumulated depreciation     (1,293,671)       (666,749)
                                    ------------    ------------

  Fixed Assets, net                    1,843,399       1,301,706
                                    ------------    ------------

Total Assets                        $ 12,185,672    $ 10,121,872
                                    ============    ============

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                            Consolidated Balance Sheets
                                            December 31, 1994 and 1993
                                                1994          1993
                                             -----------   -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                           $ 2,560,407   $ 2,767,977
  Current portion of long-term debt              146,719     2,791,892
  Accrued payroll                                356,095       110,563
  Payroll taxes payable                            2,317         9,708
  Accrued interest                                40,405        38,209
  Accrued license fees                            59,576        48,263
  Income taxes payable                           115,530          --
                                             -----------   -----------
  Total current liabilities                    3,281,049     5,766,612
                                             -----------   -----------

Non-Current Liabilities
  Shareholder loans                            1,467,099     1,667,099
  Long-term debt                               3,024,626       190,937
  Deferred income taxes                           17,000        25,000
                                             -----------   -----------
  Total non-current liabilities                4,508,725     1,883,036
                                             -----------   -----------

Shareholders' Equity
  Common stock - $0.10 par value; 100,000
    shares authorized; 9,000 shares issued
    and outstanding                                  900           900
  Additional paid-in capital                       9,950         9,950
  Cumulative translation adjustments              31,059        42,319
Retained earnings                              4,353,989     2,419,055
                                             -----------   -----------
  Total shareholders' equity                   4,395,898     2,472,224
                                             -----------   -----------
Total Liabilities and Shareholders' Equity   $12,185,672   $10,121,872
                                             ===========   ===========

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                               THE ANTENNA COMPANY and SUBSIDIARIES
                      Consolidated Statements of Income and Retained Earnings
                         For the Years Ended December 31, 1994 and 1993
                                         1994            1993
                                     ------------    ------------
Sales                                $ 31,672,064    $ 23,122,198
                                     ------------    ------------

Cost of Sales:
  Materials                            14,822,573      10,985,282
  Labor and overhead                    4,820,357       3,629,836
                                     ------------    ------------
  Total cost of sales                  19,642,930      14,615,118
                                     ------------    ------------

Gross Profit                           12,029,134       8,507,080
                                     ------------    ------------

Operating Expenses:
  Selling expenses                      5,417,510       3,834,587
  Administrative expense                1,833,740       1,318,700
  Research and development              1,086,436         538,989
                                     ------------    ------------
  Total operating expenses              8,337,686       5,692,276
                                     ------------    ------------

Net Operating Income                    3,691,448       2,814,804
                                     ------------    ------------

Non-Operating (Income) Expense:
  License and royalty fees                340,446         284,926
  Interest expense                        306,982         219,463
  Other non-operating                     (47,586)        301,106
                                     ------------    ------------
  Total non-operating expense, net        599,842         805,495
                                     ------------    ------------

Net Income Before Income Taxes          3,091,606       2,009,309

Provision for Income Taxes              1,164,672         742,000
Deferred Income Tax (Reduction)            (8,000)         (3,000)
                                     ------------    ------------
Net Income                              1,934,934       1,270,309

Retained Earnings - January 1           2,419,055       1,148,746
                                     ------------    ------------
Retained Earnings - December 31      $  4,353,989    $  2,419,055
                                     ============    ============

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                               THE ANTENNA COMPANY and SUBSIDIARIES
                               Consolidated Statements of Cash Flows
                          For the Years Ended December 31, 1994 and 1993
                                              1994           1993
                                           -----------    -----------
Cash Flows From Operating Activities:
  Net income                               $ 1,934,934    $ 1,270,309
                                           -----------    -----------
  Reconciling adjustments-
    Depreciation and amortization              626,752        419,079
    (Gain) loss on disposition of assets          --          100,756
    Deferred income taxes                       (8,000)        (3,000)
    (Increase) decrease in assets-
      Accounts receivable                     (280,209)      (912,155)
      Inventory                             (1,214,314)    (2,048,328)
      Prepaid expenses                        (111,266)       (22,289)
      Prepaid income taxes                     119,835       (119,835)
    Increase (decrease) in liabilities-
      Accounts payable                        (207,570)     1,179,051
      Income tax payable                       115,530       (573,225)
      Accrued payroll and payroll taxes        238,141       (125,122)
      Accrued interest on loans                  2,196          2,790
      Accrued license fees                      11,313         13,296
                                           -----------    -----------
    Total adjustments                         (707,592)    (2,088,982)
                                           -----------    -----------
  Net cash provided (used) by operating
      activities                             1,227,342       (818,673)

Cash Flows From Investing Activities:
  Purchase of equipment                     (1,168,445)    (1,180,298)

Cash Flows From Financing Activities:
  Net proceeds (payments of) debt              (11,484)     2,352,977

Effect of Exchange Rates on Cash Flow          (11,260)         5,050
                                           -----------    -----------
Net Increase in Cash                            36,153        359,056

Cash - beginning of year                       577,541        218,485
                                           -----------    -----------
Cash - end of year                         $   613,694    $   577,541
                                           ===========    ===========

Supplemental Disclosure of Cash Flow
 Information:
Cash Paid During the Year for:
  Interest                                 $   304,786    $   216,673
  Income taxes                             $   929,307    $ 1,435,060

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                           Notes to Financial Statements
                                                 December 31, 1994

Note A - Accounting Policies

        1.    Organization

                    The Antenna Company was organized as a corporation March 3,
              1987 for the purpose of developing, assembling and selling cellular phone antennas.

        2.    Accounts Receivable

                    The Company does not make a provision for uncollectible
              accounts. The direct charge-off method is used when an account is determined to be uncollectible. The management is of the opinion that the accounts are substantially all collectible.

        3.    Inventory

                    Inventories are stated at the lower of cost or market using the weighted average method. Inventories are classified as follows:


                                               1994             1993
                                            -----------     -----------
                    Raw materials           $ 1,224,374     $ 1,694,379
                    Work-in-process           1,313,560         585,382
                    Finished goods            2,809,325       1,853,184
                                            -----------     -----------
                                             $5,347,259     $ 4,132,945
                                            -----------     -----------

        4.    Equipment and Depreciation

                    Equipment purchases are recorded at cost at the time of
              acquisition. For financial reporting purposes, depreciation is computed on the straight-line method over a useful life of 3 to 10 years, with the exception that depreciation of manufacturing equipment and tooling items purchased after 1991 is computed on the double-declining balance method. Depreciation for the year amounted to $626,752.

        5.    Consolidation

                    The Company has foreign subsidiaries located in London,
              England and Toronto, Canada which are in the business of marketing and selling the Company's products. The financial results of the Company and its subsidiaries have been presented on a consolidated basis after elimination of intercompany balances and transactions.

        6.    Translation of Foreign Currencies

                    Foreign currency translation adjustments have been excluded from the consolidated Statements of Income and are recorded in a cumulative translation adjustment account as a separate component of shareholders' equity.

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                           Notes to Financial Statements
                                                 December 31, 1994

Note B - Long-Term Debt

   Long-term debt consisted of the following at December 31:
                                                                     1994          1993
                                                                  ----------    ----------
   Revolving line of credit providing borrowings up to
   $5,000,000 and $3,000,000 at December 31, 1994 and 1993
   respectively, collateralized by a continuing security
   agreement in all of its accounts receivable, inventory and equipment, interest is payable monthly at the prime rate.
   The maturity date for the year ending December 31, 1994 is
   May 15, 1996 and, the maturity date for the year ending
   December 31, 1993 was May 15, 1994. Because the borrowing
   base on the line of credit fluctuates as a function of
   eligible accounts receivable and inventory, portions of the line of credit may become currently due as
   these items fluctuate.                                         $2,800,000    $2,700,000

   Installment loan payable, collaterized by a continuing
   security agreement in all of its accounts receivable,
   inventory and equipment, payable in monthly installments of
   $7,222 plus interest at 7% with the final installment of
   principal and interest due on
   December 1, 1996.                                                 166,113       260,000

   Term loan payable, collateralized by a continuing security agreement in all of its accounts receivable, inventory and equipment, in monthly installments of $2,500 plus interest at the prime rate with the final unpaid balance of principal
   and interest due on May 15, 1996.                                 145,000          ---

   Lease payable, secured by office
   equipment, interest at 11.26% pay-
   able in monthly installments of
   $378 including interest.                                            3,590         7,477

   Lease payable, secured by office
   equipment, interest at 7.9%, pay-
   able in monthly installments of
   $439 including interest.                                           10,088        15,352

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                           Notes to Financial Statements
                                                 December 31, 1994

Note B - Long-Term Debt (continued)
                                                                     1994         1993
                                                                  ----------    ----------
   Lease payable, secured by office
   equipment, interest at 8%, payable
   in monthly installments of $85
   including interest.                                                 2,087         ---

   Lease payable, secured by office
   equipment, interest at 8%, payable
   in monthly installments of $292
   including interest.                                                10,223         ---

   Lease payable, secured by office
   equipment, interest at 7.32%, pay-
   able in monthly installments of
   $1,390 including interest.                                         28,533         ---

   Lease payable, secured by office
   equipment, interest at 7%, payable
   in monthly installments of $210
   including interest.                                                 5,711         ---
                                                                  ----------    ----------
                                                                   3,171,345     2,982,829

           Less - current maturities                                 146,719     2,791,892
                                                                  ----------    ----------
                                                                  $3,024,626    $  190,937
                                                                  ==========    ==========

   The current maturities of long-term debt for each of the next five years are payable as follows:

   Year ending December 31, 1995                                  $  146,719
                            1996                                   3,018,733
                            1997                                       4,744
                            1998                                       1,149
                            1999                                         ---
                                                                  ----------
                                                                  $3,171,345
                                                                  ==========

Note C - Shareholder Loans

                    Shareholder loans amounted to $1,467,099 and $1,667,099 at
              December 31, 1994 and 1993 respectively. There are currently no agreements for repayment of these loans. Accrued interest payable in the amounts of $28,696 and $31,734 was due to shareholders as of December 31, 1994 and 1993 respectively. As of December 31, 1994, interest is payable at the prime rate. The shareholder loans are subordinated to bank loans.

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                           Notes to Financial Statements
                                                 December 31, 1994


Note D - Related Party Transactions

                    At December 31, 1994 and 1993, the accounts payable include a balance due to related parties in the amounts of $19,005 and $40,620 respectively. Operations for the years include expenses incurred with related parties totaling $282,248 and $611,041 in 1994 and 1993 respectively. Related party transactions consisted primarily of the purchase of printing services. Other related party transactions are described in Note C above.


Note E - License Agreement

                    During 1990, the Company entered into a nonexclusive license agreement with Orion Industries, Inc. allowing the Company to produce and sell patented glass-mounted mobile antenna assemblies.

                    The license provides for a minimum annual royalty payable in advance. At the end of each royalty year a computation is made, based on unit sales of the licensed product by the Company to determine the amount payable, if any, in excess of the minimum royalty. The minimum prepayment schedule is $8,333.30 per month for the period December 15, 1991 through November 15, 1995, a total of $400,000.00.

                    Upon final settlement of the royalty year ended November 15,
              1995, the Company will have a fully paid license.

Note F - Income Taxes

                    The Company had a current income tax liability of $115,530 at December 31, 1994 and a prepaid balance of $119,835 at December 31, 1993. Deferred taxes which arose as a result of using accelerated methods of depreciation for income tax purposes amounted to $17,000 and $25,000 at December 31, 1994 and 1993 respectively.

                    The income tax provision for 1994 reflected in the
              consolidated statement of income differs from the expected Federal income tax using the statutory rate of 34% as shown in the following table:


                    Computed tax at 34%                         $ 1,051,000
                    Effect of international subsidiary's
                      earnings not currently taxable                (53,000)
                    State income tax, net of Federal
                      income tax benefit                            132,000
                    Other                                            26,672
                                                                -----------
                    Tax provision per financial statements      $ 1,156,672
                                                                ===========

                                       THE ANTENNA COMPANY and SUBSIDIARIES
                                           Notes to Financial Statements
                                                 December 31, 1994

Note G - Building Lease

                    The Company has a five year lease agreement on its facility which expires September 30, 1998 with an option available to renew for an additional five years.

                    In addition to the base rent listed below, the Company pays a monthly "rent adjustment" to cover taxes and building expenses as defined in the lease. The current monthly rent adjustment at December 31, 1994 is $9,962. The liability for future payments of the base rent is as follows:

                                      1995                  390,906
                                      1996                  410,110
                                      1997                  418,312
                                      1998                  318,416
                                                        -----------
                                                        $ 1,537,744
                                                        ===========

Note H - Employee Benefit Plan

                    The Company adopted a 401k Deferred Profit Sharing Plan
              effective September 1, 1993. Eligible employee contributions to the plan are matched by the Company up to 6% of the participant's compensation.

Note I - Contingent Liabilities

                    The Company is currently a party to a legal proceeding and also is subject to a threatened proceeding. Management is of the opinion that these proceedings have little merit and, accordingly, will not have a material adverse effect on the financial position or results of operations of the Company.

                          WILLIAM J. BARNES & CO., LTD.
                          CERTIFIED PUBLIC ACCOUNTANTS
                        1655 NORTH ARLINGTON HEIGHTS ROAD
                                   SUITE 305E
                        ARLINGTON HEIGHTS, ILLINOIS 60004

                                                  (708) 506-1070


                                                              April 20, 1994

Board of Directors
The Antenna Company and Subsidiary
1100 Maplewood Drive
Itasca, Illinois 60143


                          Independent Auditor's Report

Directors:

We have audited the accompanying consolidated balance sheets of The Antenna Company and Subsidiary as of December 31, 1993 and 1992 and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Antenna Company and Subsidiary as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                  Respectfully submitted,

                              /s/ William J. Barnes & Co., LTD

                                Certified Public Accountants

                       THE ANTENNA COMPANY and SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1993 and 1992
                                                  1993            1992
                                              ------------    ------------
ASSETS
Current Assets
  Cash                                        $    577,541    $    218,485
  Accounts receivable                            3,789,894       2,877,739
  Inventory                                      4,132,945       2,084,617
  Prepaid expenses                                 199,951         177,662
  Prepaid income taxes                             119,835            --
                                              ------------    ------------
  Total current assets                           8,820,166       5,358,503
                                              ------------    ------------

Fixed Assets
  Furniture and fixtures                           438,625         144,858
  Equipment                                      1,163,569         811,882
  Leasehold improvements                           366,261            --
                                              ------------    ------------
  Total fixed assets                             1,968,455         956,740
  Less:  Accumulated depreciation                 (666,749)       (338,829)
                                              ------------    ------------
  Fixed Assets, net                              1,301,706         617,911
                                              ------------    ------------

Other Assets
  Patent                                           175,000         175,000
  Less:  Accumulated amortization                 (175,000)       (151,667)
                                              ------------    ------------
  Total Other Assets                                  --            23,333
                                              ------------    ------------

Total Assets                                  $ 10,121,872    $  5,999,747
                                              ============    ============

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                       THE ANTENNA COMPANY and SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1993 and 1992
                                                 1993          1992
                                             -----------   -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                           $ 2,767,977   $ 1,588,926
  Notes payable - bank                         2,700,000       600,000
  Current portion of installment loans            91,892        29,852
  Accrued payroll                                110,563       230,270
  Payroll taxes payable                            9,708        15,123
  Accrued interest                                38,209        35,419
  Accrued license fees                            48,263        34,967
  Income taxes payable                              --         573,225
                                             -----------   -----------
  Total current liabilities                    5,766,612     3,107,782
                                             -----------   -----------

Non-Current Liabilities
  Shareholder loans                            1,667,099     1,667,099
  Installment loans                              190,937          --
  Deferred income taxes                           25,000        28,000
                                             -----------   -----------
  Total non-current liabilities                1,883,036     1,695,099
                                             -----------   -----------

Shareholders' Equity
  Common stock - $0.10 par value; 100,000
    shares authorized; 9,000 shares issued
    and outstanding                                  900           900
  Additional paid-in capital                       9,950         9,950
  Cumulative translation adjustments              42,319        37,270
Retained earnings                              2,419,055     1,148,746
                                             -----------   -----------
  Total shareholders' equity                   2,472,224     1,196,866
                                             -----------   -----------

Total Liabilities and Shareholders' Equity   $10,121,872   $ 5,999,747
                                             ===========   ===========

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                       THE ANTENNA COMPANY and SUBSIDIARY
             Consolidated Statements of Income and Retained Earnings
                 For the Years Ended December 31, 1993 and 1992
                                             1993             1992
                                          ------------    ------------
Sales                                     $ 23,122,198    $ 14,484,339
                                          ------------    ------------

Cost of Sales:
  Materials                                 10,985,282       6,517,141
  Labor and overhead                         3,629,836       1,457,992
                                          ------------    ------------
  Total cost of sales                       14,615,118       7,975,133
                                          ------------    ------------

Gross Profit                                 8,507,080       6,509,206
                                          ------------    ------------

Operating Expenses:
  Selling expenses                           3,834,587       2,459,833
  Administrative expense                     1,318,700         771,995
  Research and development                     538,989         379,453
                                          ------------    ------------
  Total operating expenses                   5,692,276       3,611,281
                                          ------------    ------------

Net Operating Income                         2,814,804       2,897,925

Non-Operating (Income) Expense:
  License and royalty fees                     284,926         214,133
  Interest expense                             219,463         179,747
  Other non-operating                          301,106         115,242
                                          ------------    ------------
Net Income Before Income Taxes               2,009,309       2,388,803

Provision for Income Taxes                     742,000         917,993
Deferred Income Tax (Benefit)                   (3,000)         28,000
                                          ------------    ------------
Net Income                                   1,270,309       1,442,810

Retained Earnings (Deficit) - January 1      1,148,746        (294,064)
                                          ------------    ------------
Retained Earnings - December 31           $  2,419,055    $  1,148,746
                                          ============    ============

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                       THE ANTENNA COMPANY and SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 1993 and 1992

                                                 1993           1992
                                              -----------    -----------
Cash Flows From Operating Activities:
  Net income (loss)                           $ 1,270,309    $ 1,442,810
                                              -----------    -----------
  Reconciling adjustments-
    Depreciation and amortization                 419,079        217,490
    (Gain) loss on disposition of assets          100,756          5,297
    Deferred income taxes                          (3,000)        28,000
    (Increase) decrease in assets-
      Accounts receivable                        (912,155)    (1,897,862)
      Inventory                                (2,048,328)    (1,223,756)
      Prepaid expenses                            (22,289)      (104,717)
      Prepaid income taxes                       (119,835)          --
    Increase (decrease) in liabilities-
      Accounts payable                          1,179,051      1,199,238
      Income tax payable                         (573,225)       562,225
      Accrued payroll and payroll taxes          (125,122)       184,344
      Accrued interest on loans                     2,790       (116,794)
      Accrued license fees                         13,296         16,301
                                              -----------    -----------
    Total adjustments                          (2,088,982)    (1,130,234)
                                              -----------    -----------

  Net cash provided (used) by operating
      activities                                 (818,673)       312,576
                                              -----------    -----------

Cash Flows From Investing Activities:
  Purchase of equipment                        (1,180,298)      (559,616)
                                              -----------    -----------

Cash Flows From Financing Activities:
  Net proceeds of installment loans               252,977         18,245
  Net proceeds on bank loan                     2,100,000        200,000
                                              -----------    -----------
  Net cash provided by financing activities     2,352,977        218,245
                                              -----------    -----------
Effect of Exchange Rates on Cash Flow               5,050         49,522
                                              -----------    -----------
Net Increase in Cash                              359,056         20,727

Cash - beginning of year                          218,485        197,758
                                              -----------    -----------
Cash - end of year                            $   577,541    $   218,485
                                              ===========    ===========

Supplemental Disclosure of Cash Flow
 Information:
  Cash Paid During the Year for:
    Interest                                  $   216,673    $   296,541
    Income taxes                              $ 1,435,060    $   349,557

The accompanying notes are an integral part of and should be read in conjunction with the financial statements.

                       THE ANTENNA COMPANY and SUBSIDIARY
                          Notes to Financial Statements
                                December 31, 1993

Note A - Accounting Policies

        1.    Organization

                    The Antenna Company was organized as a corporation March 3,
              1987 for the purpose of developing, assembling and selling cellular phone antennas.

        2.    Accounts Receivable

                    The Company does not make a provision for uncollectible
              accounts. The direct charge-off method is used when an account is determined to be uncollectible. The management is of the opinion that the accounts are substantially all collectible.

        3.    Inventory

                    Inventories are stated at the lower of cost or market using the weighted average method. Inventories are classified as follows:


                                                1993           1992
                                            -----------     -----------
                    Raw materials           $ 1,694,379     $ 1,017,700
                    Work-in-process             585,382         460,557
                    Finished goods            1,853,184         606,360
                                            -----------     -----------
                                            $ 4,132,945     $ 2,084,617
                                            -----------     -----------

        4.    Equipment and Depreciation

                    Equipment purchases are recorded at cost at the time of
              acquisition. For financial reporting purposes, depreciation is computed on the straight-line method over a useful life of 3 to 10 years, with the exception that depreciation of manufacturing equipment and tooling items purchased after 1991 is computed on the double-declining balance method. Depreciation for the year amounted to $395,746.

        5.    Patent

                    During the year 1988, the Company acquired a patent for an antenna system. The cost of this patent is being amortized on the straight-line basis over a useful life of five years for both financial and tax purposes. Amortization amounted to $23,333 for the year. The patent became fully amortized during 1993. The patent is in effect through May 15, 1995.

        6.    Consolidation

                    During 1990, the Company formed a foreign subsidiary, The
              Antenna Company International, Ltd., based near London, England. The foreign subsidiary, which is 98% owned by the Company, is in the business of marketing and selling the Company's products in Europe. The financial results of the Company and the subsidiary have been presented on a consolidated basis after elimination of intercompany balances and transactions.

                       THE ANTENNA COMPANY and SUBSIDIARY
                          Notes to Financial Statements
                                December 31, 1993

Note A - Accounting Policies (continued)

              Translation of Foreign Currencies

                    Foreign currency translation adjustments have been excluded from the Consolidated Statements of Income and are recorded in a cumulative translation adjustment account as a separate component of shareholders' equity.

Note B - Notes Payable - Bank

                    The Company has a line of credit up to $3,000,000 with the
              LaSalle National Bank of Chicago. The Company has given the bank a continuing security interest in all of its property as collateral for this loan. The balance due on advances on the line of credit amounted to $2,700,000 and $600,000 at December 31, 1993 and 1992
              respectively. Interest is payable monthly at the rate of prime + 1/2%. The line of credit matures May 15, 1994 and the balance available decreases to $2,000,000 on February 28, 1994.

Note C - Shareholder Loans

                    Long-term debt is composed of shareholder loans for which
              there are currently no agreements for repayment. Interest was accrued during the year at the prime rate of interest plus 3%. Accrued interest payable in the amounts of $31,734 and $33,008 was due to shareholders as of December 31, 1993 and 1992 respectively. The shareholder loans are subordinated to bank loans.

Note D - Installment Loans

                    The Company has a $260,000 installment loan with the LaSalle
              National Bank of Chicago payable in 36 monthly installments of $7,222 plus interest at the rate of 7%, with the final unpaid balance due in December, 1996. This loan is covered by the security agreement given in connection with the line of credit discussed in Note B. The loan balance at December 31, 1993 was $260,000. The Company also is making monthly installment payments on two capitalized leases for office equipment having a balance of $22,829 as of December 31, 1993. Final payments on these leases are due in 1995 and 1996.

                       THE ANTENNA COMPANY and SUBSIDIARY
                          Notes to Financial Statements
                                December 31, 1993

Note E - Related Party Transactions

                    At December 31, 1993 and 1992, the accounts payable include a balance due to related parties in the amounts of $40,620 and $50,583 respectively. Operations for the years include expenses incurred with related parties totaling $611,041 and $495,056 in 1993 and 1992 respectively. Related party transactions consisted primarily of building rent (at former location), freight reimbursements and payments on a previously shared phone system. Other related party transactions are described in Note C above.

Note F - License Agreement

                    During 1990, the Company entered into a nonexclusive license agreement with Orion Industries, Inc. allowing the Company to produce and sell patented glass-mounted mobile antenna assemblies.

                    The license provides for a minimum annual royalty payable in advance. At the end of each royalty year a computation is made, based on unit sales of the licensed product by the Company to determine the amount payable, if any, in excess of the minimum royalty. The minimum prepayment schedule is $8,333.30 per month for the period December 15, 1991 through November 15, 1995, a total of $400,000.00.

                    Upon final settlement of the royalty year ended November 15,
              1995, the Company will have a fully paid license.

Note G - Income Taxes

                    Income taxes are prepaid in the amount of $119,835 as of
              December 31, 1993. The Company had an income tax liability of $573,225 at December 31, 1992. Deferred taxes which arose as a result of using accelerated methods of depreciation for income tax purposes amounted to $25,000 and $28,000 at December 31, 1993 and 1992 respectively.

                    The income tax provision for 1993 reflected in the
              consolidated statement of income differs from the expected Federal income tax using the statutory rate of 34% as shown in the following table:


                    Computed tax at 34%                     $ 683,000
                    Effect of international subsidiary's
                      earnings not currently taxable          (18,000)
                    State income tax, net of Federal
                      income tax benefit                       92,400
                    Other                                     (18,400)
                                                            ---------
                    Tax provision per financial statements  $ 739,000
                                                            =========

                       THE ANTENNA COMPANY and SUBSIDIARY
                          Notes to Financial Statements
                                December 31, 1993

Note H - Building Lease

                    The Company has a five year lease agreement on its facility which expires September 30, 1998 with an option available to renew for an additional five years.

                    In addition to the base rent listed below, the Company pays a monthly "rent adjustment" to cover taxes and building expenses as defined in the lease. The current monthly rent adjustment at December 31, 1993 is $6,474. The liability for future payments of the base rent is as follows:

                                      1994   $   350,192
                                      1995       390,906
                                      1996       410,110
                                      1997       418,312
                                      1998       318,416
                                             -----------
                                             $ 1,887,936
                                             ===========

Note I - Employee Benefit Plan

                    The Company adopted a 401k Deferred Profit Sharing Plan
              effective September 1, 1993. Eligible employee contributions to the plan are matched by the Company up to 6% of the participant's compensation.


Note J - Other Non-Operating Expense

                    Other non-operating expense in 1993 includes charges of
              $227,000 representing disposal of plant assets in connection with relocation of the Company and acquisition of new equipment.

                                  APPENDIX A
                         AGREEMENT AND PLAN OF MERGER

                                     between

                               ANDREW CORPORATION

                                       and

                               THE ANTENNA COMPANY

                                -----------------

                             Dated January 25, 1996

                                -----------------

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER


ARTICLE I.          THE MERGER............................................1

       1.1.       The Merger..............................................1
       1.2.       Closing.................................................1
       1.3.       Effective Time..........................................1
       1.4.       Effects of the Merger...................................1
       1.5.       Certificate of Incorporation and By-Laws................1
       1.6.       Directors and Officers..................................2
       1.7.       Andrew Common Stock.....................................2
       1.8.       Tax Consequences........................................2

ARTICLE II.         CONVERSION AND EXCHANGE OF SHARES.....................2

       2.1.       Conversion of Antenna Common Stock......................2
       2.2.       Exchange of Shares......................................3

ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF ANTENNA.............4

       3.1.       Corporate Organization..................................4
       3.2.       Capitalization..........................................4
       3.3.       Authority; No Violation.................................5
       3.4.       Consents and Approvals..................................5
       3.5.       Reports.................................................6
       3.6.       Compliance with Applicable Law..........................6
       3.7.       Financial Statements....................................6
       3.8.       Absence of Certain Changes or Events....................6
       3.9.       Legal Proceedings and Restrictions......................7
       3.10.      Taxes and Tax Returns...................................7
       3.11.      Employee Benefits.......................................9
       3.12.      Employment and Labor Relations.........................11
       3.13.      Contracts..............................................11
       3.14.      Undisclosed Liabilities................................13
       3.15.      Environmental Liability................................13
       3.16.      Tangible Assets........................................14
       3.17.      Real Property..........................................14
       3.18.      Intellectual Property..................................14
       3.19.      Inventory..............................................15
       3.20.      Notes and Accounts Receivable..........................16
       3.21.      Bank Accounts and Powers of Attorney...................16
       3.22.      Guaranties.............................................16
       3.23.      Insurance..............................................16
       3.24.      Service Contracts and Warranties.......................16
       3.25.      Certain Relationships..................................16
       3.26.      S-4 Information........................................16
       3.27.      Broker's Fees..........................................17
       3.28.      Pooling of Interests...................................17
       3.29.      Certain Customer Relationships.........................17
       3.30.      Disclosure.............................................17

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF ANDREW.............17

       4.1.       Corporate Organization.................................17
       4.2.       Capitalization.........................................18
       4.3.       Authority; No Violation................................18
       4.4.       Consents and Approvals.................................18
       4.5.       Financial Statements...................................19
       4.6.       Legal Proceedings......................................19
       4.7.       SEC Reports............................................19
       4.8.       S-4 Information........................................20
       4.9.       Broker's Fees..........................................20
       4.10.      Reorganization.........................................20
       4.11.      Disclosure.............................................20

ARTICLE V.          COVENANTS RELATING TO CONDUCT OF BUSINESS............20

       5.1.       Conduct of Businesses Prior to the Effective Time......20
       5.2.       Antenna Forbearances...................................20
       5.3.       Andrew Forbearances....................................22

ARTICLE VI.         ADDITIONAL AGREEMENTS................................22

       6.1.       Regulatory and Other Matters...........................22
       6.2.       Access to Information..................................22
       6.3.       Stockholders' Approval.................................23
       6.4.       NNM Listing............................................23
       6.5.       Affiliates.............................................23
       6.6.       Additional Agreements..................................23
       6.7.       Advice of Changes......................................23
       6.8.       Takeover Proposals.....................................23
       6.9.       Tax Matters............................................24
       6.10.      Exchange Act Reports...................................25
       6.11.      Combined Operations Financial Statements...............25

ARTICLE VII.        CONDITIONS PRECEDENT.................................25

       7.1.       Conditions to Each Party's Obligation To Effect
                       the Merger........................................25
       7.2.       Conditions to Obligations of Andrew....................26
       7.3.       Conditions to Obligations of Antenna...................27

ARTICLE VIII.       TERMINATION AND AMENDMENT............................29

       8.1.       Termination............................................29
       8.2.       Effect of Termination..................................30
       8.3.       Amendment; Extension; Waiver...........................30

ARTICLE IX.         GENERAL PROVISIONS...................................30

       9.1.       Expenses...............................................30
       9.2.       Notices................................................30
       9.3.       Interpretation.........................................31
       9.4.       Counterparts...........................................32
       9.5.       Entire Agreement.......................................32
       9.6.       Governing Law..........................................32
       9.7.       Severability...........................................32
       9.8.       Publicity..............................................32
       9.9.       Assignment; Third Party Beneficiaries..................32
       9.10.      Knowledge and Awareness................................32
       9.11.      Construction...........................................33
       9.12.      Pooling of Interests Accounting; Tax Free
                       Reorganization....................................33

EXHIBITS

A        -        Certificate of Merger
B        -        Affiliate Letter
C        -        Non-Competition and Confidentiality Agreement
D        -        McDermott, Will & Emery Legal Opinion
E        -        Antenna Certificate
F        -        Antenna Shareholder's Certificate
G        -        Gardner, Carton & Douglas Legal Opinion

                             INDEX OF DEFINED TERMS

Agreement............................................................. Recitals
Andrew ............................................................... Recitals
Andrew Common Stock .................................................  ss.2.1(a)
Andrew Financial Statements Forms 10-Q ...........................     ss.4.5
Andrew Stock Value ....................................................   2.1(a)
Antenna .............................................................  Recital
Antenna Plans ....................................................... ss.3.10(a)
Antenna Common Stock ............................................     ss.2.1
Antenna Contract .................................................    ss.3.13
Antenna Financial Statements ....................................     ss.3.7
Antenna Subsidiaries ...............................................  ss.3.1(b)
Certificate of Merger ...........................................     ss.1.3
Closing .........................................................     ss.1.2
Closing Date ....................................................     ss.1.2
Code ............................................................     ss.1.8
Common Certificate .................................................  ss.2.1(b)
Confidentiality Agreement .......................................     ss.6.2
Consents.........................................................     ss.3.4
Delaware Secretary ..............................................     ss.1.3
DGCL ............................................................     ss.1.1
Disclosure Schedule ................................................. Art. III
Effective Time ..................................................     ss.1.3
Environmental Laws .................................................. ss.3.15(e)
ERISA ............................................................... ss.3.11(a)
ERISA Affiliates .................................................... ss.3.11(a)
Exchange Act ....................................................     ss.4.5
Exchange Ratio .....................................................  ss.2.1(a)
GAAP ............................................................     ss.3.7
Governmental Authority ..........................................     ss.3.4
Hazardous Material .................................................. ss.3.15(e)
HSR Filing.......................................................     ss.3.4
IBCA................................................................  ss.7.2(c)
Intellectual Property ............................................    ss.3.18
Interim Financial Statements.....................................     ss.3.7
IRS ................................................................. ss.3.11(b)
Liens ..............................................................  ss.3.2(b)
Material Adverse Effect .........................................     ss.3.8
Merger .............................................................  Recital
1994 Balance Sheet ...............................................    ss.3.14
NNM ................................................................  ss.2.1(a)
Person..............................................................  ss.5.2(a)
Primary Customers.................................................    ss.3.29
Requisite Regulatory Approvals......................................  ss.7.1(a)
Returns.............................................................. ss.3.10(c)
S-4..............................................................     ss.3.4
SEC..............................................................     ss.3.4
Securities Act ...................................................    ss.3.26
Surviving Corporation ...........................................     ss.1.1
Takeover Proposal................................................     ss.6.8
Taxes................................................................ ss.3.10(c)

                             AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated January 25, 1996 (the "Agreement"), by and between ANDREW CORPORATION, a Delaware corporation ("Andrew"), and THE ANTENNA COMPANY, an Illinois corporation ("Antenna").

         WHEREAS, the Boards of Directors of Andrew and Antenna have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which Antenna, subject to the terms and conditions set forth herein, will merge with and into Andrew (the "Merger");

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                   ARTICLE I.

                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Antenna shall merge with and into Andrew. Andrew shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Antenna shall terminate.

         1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, not later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

         1.3. Effective Time. The Merger shall become effective as set forth in a certificate of merger substantially in the form attached as Exhibit A (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

         1.5. Certificate of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation and By-Laws of Andrew shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.6. Directors and Officers. The directors and officers of Andrew immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.7. Andrew Common Stock. At and after the Effective Time, each share of Andrew Common Stock issued and outstanding immediately prior thereto shall remain issued and outstanding and shall not be affected by the Merger.

         1.8. Tax Consequences. Andrew and Antenna intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. Andrew and Antenna also intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.


                                   ARTICLE II.

                        CONVERSION AND EXCHANGE OF SHARES

         2.1. Conversion of Antenna Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Andrew, Antenna or any stockholder of Antenna:

         (a) Each share of the common stock, par value $0.10 per share, of Antenna (the "Antenna Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of the common stock, par value $.01 per share, of Andrew (the "Andrew Common Stock") at an exchange ratio (the "Exchange Ratio") determined as follows: each share of Antenna Common Stock shall be exchanged for that number of shares of Andrew Common Stock equal to the quotient of (x) the number obtained by dividing $52,500,000 by the number of shares of Antenna Common Stock outstanding immediately prior to the Effective Time, divided by (y) the greater of $42.00, or the average of the high and low per share sale price of the Andrew Common Stock, as reported on the Nasdaq National Market (the "NNM") for each of the ten trading days immediately preceding and including the second trading day prior to the Closing, as reported in the NNM listings published in The Wall Street Journal (the "Andrew Stock Value"). No fractional shares of Andrew Common Stock shall be issued, and in lieu thereof, Andrew shall pay to each former stockholder of Antenna who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the greater of $42.00 or the Andrew Stock Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of Andrew Common Stock to which such holder would otherwise be entitled to receive pursuant to this
Section 2.1.

         (b) All of the shares of Antenna Common Stock converted into Andrew Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such shares of Antenna Common Stock (a "Common Certificate") shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Andrew Common Stock and
(ii) cash in lieu of fractional shares into which the shares of Antenna Common Stock represented by such Common Certificate have been converted. If, prior to the Effective Time, the outstanding shares of Andrew Common Stock or Antenna Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

         (c) At the Effective Time, all shares of Antenna Common Stock that are owned by Antenna as treasury stock and all shares of Antenna Common Stock that are owned, directly or indirectly, by Antenna, Andrew or any of their respective wholly-owned subsidiaries shall be canceled and shall cease to exist, and no stock of Andrew or other consideration shall be delivered in exchange therefor. All shares of Andrew Common Stock that are owned by Antenna or any of its wholly-owned subsidiaries shall become treasury stock of Andrew.

         (d) After the Effective Time, there shall be no transfers on Antenna's stock transfer books of shares of Antenna Common Stock.

         2.2. Exchange of Shares. (a) At the Closing, each shareholder of Antenna shall have the right to deliver to Andrew Common Certificates representing all of the issued and outstanding shares of Antenna Common Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Common Certificate for exchange and cancellation to Andrew, and in accordance with and subject to the other provisions of this Agreement, the holder of such Common Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of Andrew Common Stock to which such holder of Antenna Common Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Common Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Common Certificates.

         (b) If any certificate representing shares of Andrew Common Stock is to be issued in a name other than that in which the Common Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Common Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Andrew in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of Andrew that such tax has been paid or is not payable.

         (c) In the event any Common Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by Andrew, post a bond in such amount as Andrew may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate. Thereafter, Andrew shall issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Andrew Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF ANTENNA

         Except as disclosed by Antenna in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Antenna represents and warrants to Andrew as follows:

         3.1. Corporate Organization. (a) Antenna is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Antenna has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Correct and complete copies of the Articles of Incorporation and By-Laws of Antenna, as in effect on the date of this Agreement, have been made available to Andrew by Antenna.

         (b) Section 3.1(b) of the Disclosure Schedule sets forth the name, jurisdiction where organized and capitalization of each entity included in the consolidated financial statements of Antenna (the "Antenna Subsidiaries") and each other corporation, partnership, limited liability company, joint venture or other entity in which Antenna holds an interest. Each Antenna Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and
(iii) has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted.

         (c) The minute books of Antenna and the Antenna Subsidiaries accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the stockholders of Antenna and the Antenna Subsidiaries.

         3.2. Capitalization. (a) The authorized capital stock of Antenna consists of 100,000 shares of Antenna Common Stock, of which 9,000 shares are issued and outstanding. Each record holder of Antenna Common Stock, and the number of shares owned by each, is set forth in Section 3.2 of the Disclosure Schedule. No shares of Antenna Common Stock are held in Antenna's treasury and no shares of Antenna Common Stock are reserved for issuance. All of the issued and outstanding shares of Antenna Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Antenna does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

         (b) Antenna owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the Antenna Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests of any kind (collectively, "Liens"), and all of such shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Antenna Subsidiary has or is bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity interest in such Subsidiary.

         3.3. Authority; No Violation. (a) Antenna has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Antenna. Except for the adoption of this Agreement by the affirmative vote of holders owning 66-2/3% or more of the issued and outstanding shares of Antenna Common Stock, no other corporate proceedings on the part of Antenna are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Antenna and constitutes a valid and binding obligation of Antenna, enforceable against Antenna in accordance with its terms.

         (b) The execution and delivery of this Agreement by Antenna, the consummation by Antenna of the transactions contemplated hereby, and the compliance by Antenna with the terms or provisions hereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Antenna, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Antenna or any of the Antenna Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Antenna or any of the Antenna Subsidiaries under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Antenna or any of the Antenna Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         3.4. Consents and Approvals. Except for (i) the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Filing") and the expiration of the waiting period thereunder, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of Articles of Merger with the Illinois Secretary of State pursuant to the Illinois Business Corporation Act of 1983, as amended, (iv) the approval of this Agreement by the requisite vote of the holders of Antenna Common Stock, and (v) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Antenna of this Agreement and the consummation by Antenna of the Merger and the other transactions contemplated by this Agreement.

         3.5. Reports. Antenna and each of the Antenna Subsidiaries have timely filed all reports, registrations and statements required to be filed since January 1, 1991 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of Antenna, investigation into the business or operations of Antenna or any of the Antenna Subsidiaries.

         3.6. Compliance with Applicable Law. Antenna and each of the Antenna Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have complied with and are not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Antenna or any of the Antenna Subsidiaries.

         3.7. Financial Statements. Antenna has previously provided Andrew with correct and complete copies of the following (collectively, the "Antenna Financial Statements"): (a) the consolidated balance sheets of Antenna and the Antenna Subsidiaries as of December 31, 1994, 1993, 1992 and 1991, and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended December 31, 1994, 1993, 1992 and 1991, in each case accompanied by the audit report of William J. Barnes & Co., Ltd., independent public accountants with respect to Antenna, and (b) the unaudited consolidated balance sheets of Antenna and the Antenna Subsidiaries as of March 31, June 30 and September 30, 1995 and the related unaudited consolidated statements of income for the periods then ended (the "Interim Financial Statements"). The Antenna Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the consolidated financial position of Antenna and the Antenna Subsidiaries as of the dates thereof, and the consolidated results of operations and cash flows of Antenna and the Antenna Subsidiaries for the respective fiscal periods or as of the respective dates thereof. Each of the Antenna Financial Statements, including the notes thereto, has been, or will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Antenna and the Antenna Subsidiaries have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

         3.8. Absence of Certain Changes or Events. (a) Since December 31, 1994,
(i) Antenna and the Antenna Subsidiaries, taken as a whole, have not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could have a material adverse effect on the business, properties, profits, operations or financial condition (a "Material Adverse Effect") of Antenna and the Antenna Subsidiaries, taken as a whole, and (iii) Antenna and the Antenna Subsidiaries have carried on their respective businesses in the ordinary and usual course.

         (b) Since December 31, 1994, neither Antenna nor any of the Antenna Subsidiaries has (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole, or the Surviving Corporation.

         3.9. Legal Proceedings and Restrictions. (a)There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Antenna, threatened against or affecting Antenna or any of the Antenna Subsidiaries at law or in equity or before any Governmental Authority.

         (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Antenna, any of the Antenna Subsidiaries or their assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole.

         3.10.    Taxes and Tax Returns.

         (a) (i) Antenna and the Antenna Subsidiaries (which term for purposes of this Section 3.10 shall include former subsidiaries of Antenna for periods during which they were owned) have timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Antenna to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Antenna's knowledge there is no basis for imposing any additional Taxes on it or any of the Antenna Subsidiaries other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Antenna or any of the Antenna Subsidiaries may be subject and neither Antenna nor any of the Antenna Subsidiaries is under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Antenna or any of the Antenna Subsidiaries other than liens for Taxes not yet due or payable;

                  (ii) Antenna and the Antenna Subsidiaries have paid, on the basis of Antenna's good faith estimate of the required installments, all estimated Taxes required to be paid under Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which will be due and payable for any period or portion thereof ending on or prior to the Closing Date will have been paid or will be reflected on Antenna's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of September 30, 1995 will be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Antenna or any of the Antenna Subsidiaries during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

                  (iii) For each taxable period for which the statute of limitations on assessment remains open, Antenna has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Antenna; and none of the Antenna Subsidiaries or any other entity that was included in the filing of a Return with Antenna on a consolidated, combined, or unitary basis has left Antenna's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Neither Antenna nor any of the Antenna Subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

                  (iv) No consent under Section 341(f) of the Code has been filed with respect to Antenna or any of the Antenna Subsidiaries; and

                  (v) There is no significant difference on the books of Antenna or any of the Antenna Subsidiaries between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

         (b)      Neither Antenna nor any of the Antenna Subsidiaries:

                  (i) Has any property that is or will be required to be treated as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code;

                  (ii) Has any Tax sharing or allocation agreement or arrangement (written or oral), owes any amount pursuant to any Tax sharing or allocation agreement or arrangement, or will have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

                  (iii) Was acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to any of them;

                  (iv) Is or has been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

                  (v) Is a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

                  (vi) Has any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction; or

                  (vii) Has any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes.

                  (viii) Is a United States real property holding corporation as defined in Section 897 of the Code.

         (c)      For purposes of this Agreement:

                  (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

                  (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

         3.11.    Employee Benefits.

         (a) Antenna (which for purposes of this Section 3.11 shall include the Antenna Subsidiaries and any other ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Antenna Plans"), which could result in Andrew or Antenna having any liabilities, whether direct or indirect.

         (b) Antenna has made available to Andrew correct and complete copies of
(i) each Antenna Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description,
(iii) any and all agreements, insurance policies and other documents related to any Antenna Plan, including written descriptions of any unwritten Antenna Plans,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Antenna Plan (as applicable), and (v) the three most recent Annual Reports - Form 5500 (including accompanying schedules) and summary annual reports for each Antenna Plan.

         (c) (i) Each Antenna Plan (and any related agreements and documents) and Antenna have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the Antenna Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) each of the Antenna Plans intended to be "qualified" within the meaning of Code Section 401(a) is so qualified and no facts exist that could reasonably be expected to affect adversely such "qualified" status, (iii) no Antenna Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Antenna, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406, (v) Antenna has not engaged in a transaction which could subject it to either a civil penalty under ERISA Section 409 or a tax under Code Section 4976, (vi) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against Antenna, any of the Antenna Plans or any trusts related thereto, (vii) Antenna has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Antenna Plan or as otherwise required by applicable law, (viii) Antenna has in all respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage, (ix) Antenna has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (x) Antenna has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Antenna, (ii) increase any benefits otherwise payable under any Antenna Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) impair the rights of Antenna under any Antenna Plan.

         (e) There are no actions, claims, investigations or audits pending or, to Antenna's knowledge, threatened with respect to any Antenna Plan (other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Antenna Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

         (f) For purposes of this Agreement, "ERISA Affiliate" means Antenna and
(i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Antenna is a member,
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Antenna is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Antenna, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         3.12. Employment and Labor Relations. To the knowledge of Antenna and the Antenna Subsidiaries, no executive, key employee or group of employees has any plans to terminate its or their employment with Antenna or any of the Antenna Subsidiaries. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of Antenna threatened (and to the knowledge of Antenna there is no basis therefor), against Antenna or any of the Antenna Subsidiaries, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Antenna or any of the Antenna Subsidiaries under any applicable occupational safety and health laws in any jurisdiction in which Antenna or any of the Antenna Subsidiaries conduct business. All levies, assessments and penalties made against Antenna or any of the Antenna Subsidiaries pursuant to any applicable workers' compensation legislation in any jurisdiction in which Antenna or any of the Antenna Subsidiaries conduct business have been paid by Antenna or the Antenna Subsidiaries. Neither Antenna nor any of the Antenna Subsidiaries is a party to any contracts with any labor union or employee association nor has Antenna or any of the Antenna Subsidiaries made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Neither Antenna nor any of the Antenna Subsidiaries is aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Antenna or any of the Antenna Subsidiaries, and there is no existing or pending certification of any such union with regard to a bargaining unit.

         3.13. Contracts. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of Antenna or any of the Antenna Subsidiaries become effective in the future, to which Antenna or any of the Antenna Subsidiaries is a party (collectively, the "Antenna Contracts"):

         (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

         (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

         (c) any agreement creating, governing or providing for an investment or participation in a partnership or joint venture;

         (d) any agreement under which Antenna or any of the Antenna Subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Antenna or any of the Antenna Subsidiaries has imposed a Lien on any of its assets;

         (e) any agreement concerning confidentiality or noncompetition;

         (f) any agreement with any director, officer, employee or stockholder of Antenna or any of their affiliates;

         (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

         (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

         (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Antenna or any of the Antenna Subsidiaries in the conduct of their businesses, or that is licensed by Antenna or any of the Antenna Subsidiaries for use by others;

         (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole; or

         (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

         Antenna has made available to Andrew a correct and complete copy of each Antenna Contract. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each Antenna Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any Antenna Contract nor effect a change in any of the terms of any Antenna Contract, (iii) neither Antenna nor any of the Antenna Subsidiaries, and, to Antenna's knowledge, no other party, is in breach or default of any Antenna Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Antenna Contract, and (iv) neither Antenna nor any of the Antenna Subsidiaries, and, to Antenna's knowledge, no other party, has repudiated any provision of any Antenna Contract.

         3.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the December 31, 1994 consolidated balance sheet of Antenna and the Antenna Subsidiaries (the "1994 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since December 31, 1994, or (iii) that are fully reflected or reserved against in the Interim Financial Statements, neither Antenna nor any of the Antenna Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

         3.15.    Environmental Liability.

         (a) Neither Antenna nor any of the Antenna Subsidiaries has received any notice, or otherwise has knowledge, of any claim, and no proceeding has been instituted raising any claim against Antenna or any of the Antenna Subsidiaries or any of the respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws;

         (b) Neither Antenna nor any of the Antenna Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use;

         (c) Neither Antenna nor any of the Antenna Subsidiaries has stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws; and

         (d) All buildings on all real properties now owned, leased or operated by Antenna or any of the Antenna Subsidiaries are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole.

         (e)      For purposes of this Agreement,

                  (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

                  (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

         3.16. Tangible Assets. Antenna and the Antenna Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, shown on the 1994 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. Antenna and the Antenna Subsidiaries own or lease pursuant to an Antenna Contract all buildings, machinery, equipment and other tangible assets material to the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Antenna and the Antenna Subsidiaries that have a value in excess of $10,000.

         3.17. Real Property. Neither Antenna nor any of the Antenna Subsidiaries owns any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Antenna and any of the Antenna Subsidiaries. Antenna has made available to Andrew correct and complete copies of each such lease and sublease. Except as set forth in
Section 3.17 of the Disclosure Schedule:

         (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

         (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

         (c) neither Antenna nor any of the Antenna Subsidiaries nor, to the knowledge of Antenna, any other party to such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

         (d) neither Antenna nor any of the Antenna Subsidiaries nor, to the knowledge of Antenna, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

         (e) there are no oral agreements in effect as to each such lease or sublease;

         (f) to the knowledge of Antenna, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

         (g) neither Antenna nor any of the Antenna Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

         3.18. Intellectual Property. (a) Section 3.18 of the Disclosure
Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to Antenna or any of the Antenna Subsidiaries (collectively the "Intellectual Property"). Antenna has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to Andrew and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section
3.18 of the Disclosure Schedule:

                  (i) Antenna and the Antenna Subsidiaries possess all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

                  (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of Antenna is it subject to any such challenge;

                  (iii) Antenna and the Antenna Subsidiaries have taken all necessary or advisable action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.18 of the Disclosure Schedule; and

                  (iv) the Intellectual Property will be owned or available for use by Andrew on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on Antenna's and the Antenna Subsidiaries rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

         (b) To the knowledge of Antenna, (i) neither Antenna nor any of the Antenna Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Antenna or any of the Antenna Subsidiaries currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Antenna or any of the Antenna Subsidiaries that could result in a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Antenna or any of the Antenna Subsidiaries.

         3.19. Inventory. No material portion of the inventory of Antenna or any of the Antenna Subsidiaries is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective. Substantially all of the inventory of Antenna and the Antenna Subsidiaries consists of items of a quantity and quality which are usable and saleable in the ordinary course of business.

         3.20. Notes and Accounts Receivable. All notes and accounts receivable of Antenna and the Antenna Subsidiaries are reflected properly on Antenna's books and records, are not subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts established in accordance with the past practice of Antenna and the Antenna Subsidiaries.

         3.21. Bank Accounts and Powers of Attorney. Section 3.21 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by each of Antenna and the Antenna Subsidiaries at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Antenna or any of the Antenna Subsidiaries.

         3.22. Guaranties. Neither Antenna nor any of the Antenna Subsidiaries is a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

         3.23. Insurance. Section 3.23 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Antenna or any of the Antenna Subsidiaries is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Antenna and any of the Antenna Subsidiaries. The coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by Antenna and the Antenna Subsidiaries. Antenna and the Antenna Subsidiaries are in substantial compliance with all conditions contained in such policies.

         3.24. Service Contracts and Warranties. Neither Antenna nor any of the Antenna Subsidiaries is a party to any service contract pursuant to which services are provided by Antenna or the Antenna Subsidiaries to a third party.
Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties for each of Antenna and the Antenna Subsidiaries.

         3.25. Certain Relationships. No stockholder, director, officer or, to Antenna's knowledge, employee of Antenna or any of the Antenna Subsidiaries (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Antenna or any of the Antenna Subsidiaries, or (ii) is indebted to Antenna or any of the Antenna Subsidiaries in an amount in excess of $1,000 in any individual case, or (iii) owns any asset, tangible or intangible, which is used in the business of Antenna or any of the Antenna Subsidiaries, other than assets that are immaterial in value; and neither Antenna nor any of the Antenna Subsidiaries has entered into any transaction (including the furnishing of goods or services) with any stockholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Antenna or any of the Antenna Subsidiaries than would be obtained in a comparable arm's-length transaction with a third party.

         3.26. S-4 Information. None of the written information to be supplied by Antenna for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         3.27. Broker's Fees. Except for the amounts set forth in the letter agreement dated May 11, 1995 between Antenna and The Chicago Corporation, neither Antenna nor any of the Antenna Subsidiaries nor any of their respective directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

         3.28. Pooling of Interests. Antenna has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

         3.29. Certain Customer Relationships. Section 3.29 of the Disclosure Schedule contains an accurate list of Antenna's 15 largest customers for the year ending December 31, 1995 (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Antenna and the Antenna Subsidiaries during 1995. Antenna and the Antenna Subsidiaries generally have good relationships with each of the Primary Customers and neither Antenna nor any of the Antenna Subsidiaries has received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Antenna or the Antenna Subsidiaries.

         3.30. Disclosure. No representation or warranty by Antenna contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Antenna to Andrew in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading, or necessary in order to provide a prospective purchaser of Antenna with adequate information as to Antenna and the Antenna Subsidiaries and their business, properties, profits, operations, liabilities or condition (financial and otherwise).


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF ANDREW

         Andrew represents and warrants to Antenna as follows:

         4.1. Corporate Organization. Andrew is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Andrew has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Correct and complete copies of the Certificate of Incorporation and By-Laws of Andrew, as in effect as of the date of this Agreement, have been made available to Antenna by Andrew.

         4.2. Capitalization. The authorized capital stock of Andrew consists of 100,000,000 shares of Andrew Common Stock, of which as of December 13, 1995, 39,035,020 shares were issued and outstanding. All of the issued and outstanding shares of Andrew Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Andrew Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         4.3. Authority; No Violation. (a) Andrew has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Andrew. No other corporate proceedings on the part of Andrew are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Andrew and constitutes a valid and binding obligation of Andrew, enforceable against Andrew in accordance with its terms.

         (b) The execution and delivery of this Agreement by Andrew, the consummation by Andrew of the transactions contemplated hereby, and the compliance by Andrew with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Andrew, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Andrew or any of its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Andrew or any of its subsidiaries under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Andrew or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4. Consents and Approvals. Except for (i) the HSR Filing and the expiration of the waiting period thereunder, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of Articles of Merger with the Illinois Secretary of State pursuant to the Illinois Business Corporation Act of 1983, as amended, (iv) the filing with the SEC and declaration of effectiveness of the S-4, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Andrew Common Stock pursuant to this Agreement, and (vi) the filings and authorizations necessary to list the shares of Andrew Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by Andrew of this Agreement and the consummation by Andrew of the Merger and the other transactions contemplated by this Agreement.

         4.5. Financial Statements. Andrew has previously provided Antenna with correct and complete copies of (a) the consolidated balance sheet of Andrew and its subsidiaries as of September 30, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended September 30, 1995, accompanied by the audit report of Ernst & Young LLP, independent public auditors with respect to Andrew, (b) the consolidated balance sheets of Andrew and its subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended September 30, 1994, 1993 and 1992 as reported in Andrew's 1994 Annual Report to Stockholders filed with the SEC under the Securities and Exchange Act (the "Exchange Act"), accompanied by the audit report of Ernst & Young LLP, and (c) the unaudited consolidated condensed balance sheets of Andrew and its subsidiaries as of December 31, 1994 and 1993, March 31, 1995 and 1994 and June 30, 1995 and 1994 and the related unaudited condensed consolidated statements of income and cash flows for the periods then ended as reported in Andrew's Quarterly Reports on Form 10-Q for the periods ended December 31, 1994, March 31, 1995 and June 30, 1995 filed with the SEC under the Exchange Act (the "Andrew Forms 10-Q") (collectively, the "Andrew Financial Statements"). The Andrew Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the consolidated financial position of Andrew and its subsidiaries as of the dates thereof, and the consolidated results of the operations and cash flows of Andrew and its subsidiaries for the respective fiscal periods or as of the respective dates thereof; and each of such statements , including the notes thereto, comply in all material respects with the applicable accounting requirements and published rules and regulations of the SEC. Each of such financial statements, including the notes thereto, has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the applicable accounting requirements and published rules and regulations of the SEC for Quarterly Reports on Form 10-Q. The books and records of Andrew and its subsidiaries have been, and are being, maintained in all material respects in accordance with all other applicable legal and accounting requirements and reflect only actual transactions.

         4.6. Legal Proceedings. (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Andrew, threatened against or affecting Andrew or any of its subsidiaries at law or in equity or before any Governmental Authority or challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Andrew, any of its subsidiaries or their assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Andrew and its subsidiaries, taken as a whole, or the Surviving Corporation.

         4.7. SEC Reports. The annual reports on Form 10-K of Andrew for the past two years as filed under the Exchange Act, and all other reports and proxy statements filed or required to be filed by Andrew during such period, have been duly and timely filed by Andrew, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

         4.8. S-4 Information. None of the information that Andrew will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Andrew makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by Antenna or the Antenna Subsidiaries specifically for inclusion therein.

         4.9. Broker's Fees. Neither Andrew nor any of its subsidiaries nor any of their respective directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

         4.10. Reorganization. Andrew has no reason to believe that the Merger will not qualify as a reorganization within the meaning of Section 368 of the Code.

         4.11. Disclosure. No representation or warranty by Andrew contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by Andrew to Antenna or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of Antenna and Andrew shall, and shall cause each of their respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would adversely affect or delay the ability of either Antenna or Andrew to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

         5.2. Antenna Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Antenna shall not, and shall not permit any of the Antenna Subsidiaries to, without the prior written consent of Andrew:

         (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

         (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock,
         (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Antenna or any of the Antenna Subsidiaries by any Person, except in the ordinary course of business consistent with past practice;

         (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

         (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Antenna Contract, or change any terms in any Antenna Contract, other than renewals or changes in immaterial terms thereof or changes effective January 1, 1996 in certain terms of the Antenna Company Employee's 401(k) Plan which changes have been made available to Andrew;

         (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing, except for changes effective January 1, 1996 in certain terms of the Antenna Company Employee's 401(k) Plan which changes have been made available to Andrew;

         (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

         (h) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

         (i) amend its Articles of Incorporation or By-Laws; or

         (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

         5.3. Andrew Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Andrew shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Antenna:

         (a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

         (b) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

         6.1. Regulatory and Other Matters. (a) Andrew, with the cooperation of Antenna, shall promptly prepare and file the S-4 with the SEC and shall use reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Antenna shall, upon request, furnish Andrew with all information or documents concerning Antenna and the Antenna Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. Andrew shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Antenna shall furnish all information concerning Antenna and the holders of Antenna Common Stock as may be reasonably requested by Andrew in connection with such qualifications, permits and approvals.

         (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings, including the HSR Filing, and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

         6.2. Access to Information. Upon reasonable notice, Antenna shall, and shall cause the Antenna Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Andrew access during normal business hours during the period prior to the Effective Time to all of Antenna's and the Antenna Subsidiaries' books and records, properties and contracts, and, during such period, Antenna shall, and shall cause the Antenna Subsidiaries to, make available to Andrew all information concerning their businesses, assets and personnel as Andrew may reasonably request. Andrew shall hold all information furnished by or on behalf of Antenna or the Antenna Subsidiaries pursuant to this Section 6.2 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 11, 1995, between Antenna and Andrew (as amended, the "Confidentiality Agreement").

         6.3. Stockholders' Approval. Antenna shall call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC .

         6.4. NNM Listing. Andrew shall cause the shares of Andrew Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time.

         6.5. Affiliates. Prior to the Effective Time, Antenna shall obtain from each of its stockholders a written agreement substantially in the form attached as Exhibit B, provided, however, that Antenna is not required to obtain any such agreement from any stockholder or group of stockholders who, in the opinion of McDermott, Will & Emery, are not "affiliates" of Antenna pursuant to Rule 145 of the Securities Act or otherwise pursuant to SEC accounting releases with respect to "pooling of interests" accounting treatment.

         6.6. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary or advisable action.

         6.7. Advice of Changes. Antenna and Andrew shall promptly advise the other party of any change or event which is likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

         6.8. Takeover Proposals. (a) Antenna agrees that from and after its execution of this Agreement through the Effective Time, it shall not, nor shall it permit any of the Antenna Subsidiaries to, and it shall use its best efforts to cause the directors, officers, employees and stockholders, and all investment bankers, attorneys or other advisors or representatives retained by Antenna or any of the Antenna Subsidiaries not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal,
(iii) make or authorize any statement or recommendation in support of any Takeover Proposal or (iv) enter into any agreement with respect to any Takeover Proposal.

         (b) Notwithstanding the foregoing paragraph (a), nothing contained in this Section 6.8 shall prohibit the Board of Directors, executive officers or stockholders of Antenna, or the investment bankers, attorneys, or other advisors or representatives retained by Antenna from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) Andrew has been notified in writing of such Takeover Proposal within 24 hours of Antenna's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Antenna, which Takeover Proposal identifies a price or range of values to be paid and based on the advice of Antenna's investment bankers, the Board of Directors of Antenna has determined that such Takeover Proposal is financially more favorable to the stockholders of Antenna than the terms of the Merger; (iii) Antenna's Board of Directors has determined, based on the advice of Antenna's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Antenna has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, Antenna shall not provide any non-public information to such third party unless (x) prior to the date thereof Antenna has provided such information to Andrew; (y) Antenna has notified Andrew in advance of any such proposed disclosure of non-public information and has provided Andrew with a description of the information Antenna intends to disclose; and
(z) Antenna provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the Confidentiality Agreement.

         (c) In addition to the foregoing requirements, Antenna shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after Andrew's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Antenna shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

         (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Antenna or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Antenna or the Antenna Subsidiaries, other than by Andrew as contemplated by this Agreement.

         (e) The Company shall be entitled to furnish a copy of this Section 6.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

         6.9. Tax Matters.  Antenna and Andrew agree as follows:

         (a) Consistency. Antenna and Andrew will not, and Antenna will use its best efforts to cause its stockholders not to, file any tax return, make any disclosure or otherwise take any position or any action that is inconsistent with the Merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code or would alone or in conjunction with any other action cause the Merger to not qualify as a reorganization under Section 368(a)(1)(A) of the Code. Antenna and Andrew will, and Antenna will use its best efforts to cause its stockholders to, file all Returns and take such other actions as may be required for the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code and to comply with the regulations under Section 368 of the Code as they apply to the Merger.

         (b) Continuity of Business Enterprise. Andrew will cause the historic business of Antenna to be continued or will cause a significant portion of the historic business assets of Antenna to be used in a trade or business in a manner sufficient to comply with the continuity of business enterprise requirements set forth in Treasury Regulation 1.368-1(d) under Section 368 of the Code.

         (c) Reacquisition of Shares. Neither Andrew nor any of its affiliates have any plan or present intention to reacquire any of the shares of Andrew Common Stock issued in the Merger.

         6.10. Exchange Act Reports. Andrew will make timely filings of all documents and reports required to be filed by it pursuant to the Exchange Act.

         6.11. Combined Operations Financial Statements. If the Closing occurs after February 29, 1996, Andrew will file, not later than the fifteenth day following the last day of the first complete calendar month following the Closing, provided such month is the first month of the quarter, a report on Form 8-K which includes financial results of Andrew covering a period of at least 30 days of post-Merger combined operations of Andrew and Antenna sufficient to allow "affiliates" of Antenna to sell shares of Andrew received in connection with the Merger pursuant to the provisions of Accounting Series Release No. 135, as amended by Staff Accounting Bulletin Nos. 65 and 76.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Approvals and Consents. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all consents necessary to transfer all of Antenna's rights, title and interest to its facilities located on Maplewood Drive in Itasca, Illinois shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

         (b) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (c) NNM Listing. The shares of Andrew Common Stock which shall be issued to the stockholders of Antenna upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

         (d) Blue Sky. Andrew shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Andrew Common Stock pursuant to this Agreement and the Merger.

         (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

         (f) Antenna Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by holders owning 66-2/3% or more of the issued and outstanding shares of Antenna Common Stock.

         7.2. Conditions to Obligations of Andrew. The obligation of Andrew to effect the Merger is also subject to the satisfaction or waiver by Andrew at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Antenna set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Antenna that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Andrew shall have received a certificate signed on behalf of Antenna by the President and the Vice President-Operations, to the foregoing effect.

         (b) Performance of Obligations of Antenna. Antenna shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Andrew shall have received a certificate signed on behalf of Antenna by the President, and the Vice President-Operations to such effect.

         (c) Dissenters Rights. No holder of Antenna Common Stock shall have validly exercised its "dissenters rights" pursuant to Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA").

         (d) Antenna Technologies Inc. Antenna Technologies Inc., an Illinois corporation ("ATI"), shall have been dissolved in accordance with the provisions of the IBCA and the Secretary of State of Illinois shall have issued a certificate of dissolution applicable to ATI. No actions shall have been taken by ATI, its directors or its shareholders to revoke such dissolution.

         (e) Stockholder Agreements. Andrew shall have received either (i) executed letter agreements substantially in the form attached as Exhibit B from each stockholder of Antenna, or (ii) a legal opinion from McDermott, Will & Emery, counsel to Antenna, in form and substance satisfactory to Andrew and its counsel, opining that any stockholder or any group of stockholders of Antenna that has failed to execute and deliver such an agreement is not deemed to be an "affiliate" of Antenna for purposes of Rule 145 under the Securities Act or otherwise pursuant to SEC accounting releases with respect to "pooling of interests" accounting treatment.

         (f) Non-Competition and Confidentiality Agreements. Roger K. Fisher and William A. Hamilton shall have each executed and delivered to Andrew a non-competition and confidentiality agreement substantially in the form attached as Exhibit C.

         (g) Pooling of Interests Letter. Andrew shall have received from Ernst & Young LLP a letter dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus that forms a part of the S-4 is first mailed to stockholders of Antenna, in form and substance acceptable to Andrew, to the effect that the business combination to be effected by the Merger will qualify for accounting as a "pooling of interests" by Andrew for purposes of its consolidated financial statements under GAAP and applicable SEC rules and regulations, and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. No action shall have been taken or proposed by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any Governmental Authority that would prevent Andrew from accounting for the business combination to be effected by the Merger as a pooling of interests.

         (h) Legal Opinion; Closing Certificates. Andrew shall have received from McDermott, Will & Emery, counsel to Antenna, an opinion substantially in the form attached as Exhibit D, together with such customary closing documents and certificates as Andrew or its counsel shall reasonably request.

         (i) Federal Tax Opinion. Andrew shall have received an opinion of Gardner, Carton & Douglas, in form and substance reasonably satisfactory to Andrew, on or about the date that is two business days prior to the date the S-4 is first mailed to stockholders of Antenna, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368(a)(1)(A) of the Code and Antenna and Andrew will each be a party to the reorganization and such opinion shall not have been withdrawn or modified in any material respect on the Closing Date. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Andrew, Antenna, stockholders of Antenna and others.

         (j) Certifications. Andrew and Gardner, Carton & Douglas, counsel to Andrew, shall have received (i) a certificate from Antenna substantially in the form attached as Exhibit E, and (ii) certificates from each stockholder of Antenna substantially in the form attached as Exhibit F.

         (k) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on Antenna and the Antenna Subsidiaries, taken as a whole.

         7.3. Conditions to Obligations of Antenna. The obligation of Antenna to effect the Merger is also subject to the satisfaction or waiver by Antenna at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Andrew set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of Andrew that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Antenna shall have received a certificate signed on behalf of Andrew by the Chief Executive Officer or the Chief Financial Officer of Andrew to the foregoing effect.

         (b) Performance of Obligations of Andrew. Andrew shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Antenna shall have received a certificate signed on behalf of Andrew by the Chief Executive Officer or the Chief Financial Officer of Andrew to such effect.

         (c) Legal Opinion; Closing Certificates. Antenna shall have received from Gardner, Carton & Douglas, counsel to Andrew, an opinion substantially in the form attached as Exhibit G together with such customary closing documents and certificates as Antenna or its counsel shall reasonably request.

         (d) Federal Tax Opinion. The stockholders of Antenna shall have received an opinion of McDermott, Will & Emery, in form and substance reasonably satisfactory to them on or about the date that is two business days prior to the date the Proxy Statement/Prospectus that forms a part of the S-4 is first mailed to stockholders of Antenna, substantially to the effect that:

                  (i) The Merger will constitute a tax free reorganization under
         Section 368(a)(1)(A) of the Code and Antenna and Andrew will each be a party to the reorganization;

                  (ii) No gain or loss will be recognized by the stockholders of Antenna who exchange their Antenna Common Stock for Andrew Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Andrew Common Stock);

                  (iii) The tax basis of the Andrew Common Stock received by stockholders who exchange all of their Antenna Common Stock for Andrew Common Stock in the Merger will be the same as the tax basis of the Antenna Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

                  (iv) The holding period for capital gains purposes of Andrew Common Stock received by stockholders of Antenna in the Merger will include the period during which the shares of Antenna Common Stock surrendered in exchange therefor were held, provided such Antenna Common Stock was held as a capital asset by the holder of such Antenna Common Stock at the Effective Time; and

                  (v) The discussion in the S-4 under the caption "The Merger -- Certain Federal Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters.

and such opinion shall not have been withdrawn or modified in any material respect on the Closing Date. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Antenna, stockholders of Antenna, Andrew and others.

         (e) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on Andrew and its subsidiaries, taken as a whole.

                                  ARTICLE VIII.

                            TERMINATION AND AMENDMENT

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Antenna:

         (a) by mutual consent of Antenna and Andrew in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either the Board of Directors of Antenna or the Board of Directors of Andrew if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

         (c) by either the Board of Directors of Antenna or the Board of Directors of Andrew (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, (y) the Closing shall not have occurred on or before March 1, 1996; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the S-4 shall have been filed but shall not yet have been declared effective, the Antenna stockholder meeting shall not have occurred in accordance with the requirements of the IBCA or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before May 31, 1996;

         (d) by the Board of Directors of Antenna (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Antenna and its stockholders; provided, however, if such action is taken by Antenna, then (i) within 2 days of such termination Antenna shall pay to Andrew $400,000 as reimbursement for Andrew's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which Andrew shall not be required to account); and (ii) if Antenna shall consummate any transaction pursuant to a Takeover Proposal (x) within 15 months following the date of this Agreement, or (y) pursuant to a definitive agreement executed by Antenna during such 15-month period, Antenna shall also promptly pay to Andrew $1,500,000 upon the occurrence of such transaction; or

         (e) by Antenna if the Andrew Stock Value is less than $38.00.

         8.2. Effect of Termination. In the event of termination of this Agreement by either Antenna or Andrew as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Antenna, Andrew, any of their respective subsidiaries or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, this
Section 8.2 and the last sentence of Section 6.2, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Antenna nor Andrew shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Antenna, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Antenna Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

         9.1. Expenses. Except as set forth in Section 8.1(d), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that all filing and other fees paid to the SEC and state securities agencies in connection with the S-4 shall be borne by Andrew.

         9.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied, provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Andrew, to:

                  Andrew Corporation
                  10500 West 153rd Street
                  Orland Park, Illinois 60462
                  Attention:  Charles R. Nicholas
                  Executive Vice President; Chief Financial Officer
                  Fax:  (708) 873-2571

                  with a copy to:

                  Gardner, Carton & Douglas
                  321 North Clark Street, Suite 3400
                  Chicago, Illinois 60610
                  Attention:  Dewey B. Crawford
                  Fax:  (312) 644-3381
      and

         (b)      if to Antenna, to:

                  The Antenna Company
                  1100 Maplewood Drive
                  Itasca, Illinois 60143
                  Attention:  Mr. Roger K. Fisher, President
                  Fax:  (708) 250-8269

                  with a copy to:

                  McDermott, Will & Emery
                  227 West Monroe Street
                  Chicago, Illinois 60606
                  Attention:  Thomas J. Murphy
                  Fax:  (312) 984-3669

         9.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Andrew, Antenna or any of their respective subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

         9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

         9.5. Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

         9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

         9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither Antenna nor Andrew shall, or shall permit any of their respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

         9.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.10. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Antenna, such term shall include the "knowledge" or "awareness" of the officers and other persons exercising supervisory authority over Antenna and the Antenna Subsidiaries and the stockholders of Antenna who are active in the business of Antenna and the Antenna Subsidiaries.

         9.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.12. Pooling of Interests Accounting; Tax Free Reorganization. In the event that either Andrew or Antenna becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

         IN WITNESS WHEREOF, Antenna and Andrew have caused this AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

ANDREW CORPORATION                                  THE ANTENNA COMPANY

By: /s/ F. L. English                                By:  /s/  Roger K. Fisher
    ---------------------------------                     --------------------
        Floyd L. English                                       Roger K. Fisher
        Chairman, President and Chief                          President
        Executive Officer

                                    EXHIBIT A

                               CERTIFICATE OF MERGER
                                        OF
                                THE ANTENNA COMPANY
                                       INTO
                                 ANDREW CORPORATION

      Andrew Corporation, a Delaware Corporation, hereby certifies that:

      FIRST: The name and state of incorporation of each of the constituent corporations is as follows:

                                                       State of
                     Name                           Incorporation
               Andrew Corporation                      Delaware
              The Antenna Company                      Illinois

      SECOND: An Agreement and Plan of Merger dated January ___, 1996 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section
252(c) of the General Corporation Law of the State of Delaware.

      THIRD: The name of the surviving corporation is Andrew Corporation.

      FOURTH: The Certificate of Incorporation of Andrew Corporation as in effect on the date of filing of this certificate shall be the Certificate of Incorporation of the surviving corporation.

      FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of Andrew Corporation, the surviving corporation, the address of which is 10500 West 153rd Street, Orland Park, Illinois 60462.

      SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

      SEVENTH: The authorized capital stock of The Antenna Company is 100,000 shares of Common Stock, $.10 par value.

      IN WITNESS WHEREOF, Andrew Corporation has caused this certificate to be duly executed by its officers thereunto duly authorized this ____ day of _____________ 1996.


            ANDREW CORPORATION

            By:
               Charles R. Nicholas
               Executive Vice President;
               Chief Financial Officer


            ATTEST:

                  James F. Petelle
                  Secretary

                                   EXHIBIT B

                             FORM OF AFFILIATE LETTER
                                _____________, 1996


Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60464

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Antenna Company, an Illinois corporation ("Antenna"), as the term "affiliate" is defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated January ___, 1996 (as amended from time to time, the "Agreement"), between Andrew Corporation, a Delaware corporation ("Andrew") and Antenna, Antenna shall merge with and into Andrew (the "Merger").

         In connection with the Merger, I may be entitled to receive shares of common stock, par value $0.01 per share, of Andrew (the "Andrew Common Stock") in exchange for shares of Antenna common stock, par value $0.10 per share (the "Antenna Common Stock").

         I represent and warrant to, and covenant with, Andrew that in the event I receive any Andrew Common Stock as a result of the Merger:

         (a) I shall not make any sale, transfer or other disposition of the Andrew Common Stock in violation of the Act or the Rules and Regulations.

         (b) I have carefully read this letter and the Agreement and, to the extent I felt necessary, I have discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Andrew Common Stock with my counsel or counsel for Antenna.

         (c) I have been advised that any shares of Andrew Common Stock issued to me pursuant to the Merger have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have been advised that at the time the Merger is submitted for a vote of the stockholders of Antenna, I may be deemed to be an affiliate of Antenna, and other than as set forth in the Agreement, the distribution by me of the Andrew Common Stock has not been registered under the Act. Therefore, I will not sell, transfer or otherwise dispose of any Andrew Common Stock issued to me in the Merger unless such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, and either such sale, transfer or other disposition has been made (i) pursuant to an effective registration statement under the Act, or (ii) in a transaction that in the opinion of counsel is exempt from registration under the Act.

         (d) I understand that Andrew is under no obligation to register the sale, transfer or other disposition of the Andrew Common Stock by me or on my behalf under the Act, or to take any other action necessary in order to make compliance with an exemption from such registration available.

         (e) I further represent to, and covenant with, Andrew that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of Antenna Common Stock or shares of the capital stock of Andrew that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of Andrew Common Stock received by me in the Merger or any other shares of the capital stock of Andrew until after such time as results covering at least 30 days of the combined operations of Antenna and Andrew have been published by Andrew, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations, and I understand that Andrew may place on the certificates of Common Stock issued to me a legend to the foregoing effect.

         Execution of this letter is not an admission on my part that I am an "affiliate" of Antenna as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                    Sincerely yours,


                                    Name:



         Accepted this ___ day of
         _______________, 1996


         ANDREW CORPORATION


         By:
              Name:
              Title:

                                EXHIBIT C

                                  FORM OF
             CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

                  THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into as of ___________, 1996, by and between [Roger K. Fisher/William A. Hamilton] (the "Stockholder") and ANDREW CORPORATION, a Delaware corporation ("Andrew").

                              R E C I T A L S:

                  WHEREAS, Andrew and the Antenna Company, an Illinois corporation ("Antenna"), have entered into an Agreement and Plan of Merger dated as of ________, 1996 (the "Merger Agreement"), pursuant to which Antenna will be merged with and into Andrew.

                  WHEREAS, Antenna is engaged in the design, assembly, testing, packaging, marketing, sale and distribution of antenna products and cellular phone accessories (the "Acquired Business").

                  WHEREAS, the Stockholder owns certain shares of the Antenna capital stock, and also serves as an officer and director of Antenna;

                  WHEREAS, in his role as a significant stockholder and an officer and director of Antenna, the Stockholder has acquired confidential and proprietary business information and trade secrets relating to Antenna and the Acquired Business, which information and trade secrets form a substantial and valuable asset to Andrew.

                  WHEREAS, as a condition to Andrew's obligations under the terms of the Merger Agreement, and as an incentive for Andrew to undertake such obligations, Andrew desires to bind the Stockholder to certain restrictive covenants and Stockholder agrees to be so bound, on the terms and conditions set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Andrew and the Stockholder agree as follows:

         1. Non-Competition. The Stockholder acknowledges and agrees that he has learned valuable trade secrets and other proprietary information regarding Antenna and the Acquired Business, and that Andrew would be irreparably damaged if the Stockholder were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement for Andrew to enter into and consummate the transactions contemplated by the Merger Agreement, the Stockholder agrees that for a period of two years from the later of the date hereof or the date on which Stockholder ceases to be an employee of Andrew (the "Restricted Period"), neither the Stockholder nor any Affiliate (as defined below) of the Stockholder shall, directly or indirectly, either for himself or itself or for any other person or entity:

                  (a) engage or participate in, or assist or advise (whether as a stockholder, owner, partner, employee, officer, director, advisor, consultant or agent), or permit his or its name to be used by, or render services for, any person or entity that is engaged in a Competing Business (as defined below) in the Market Area (as defined below); provided, however, that nothing in this Agreement shall prevent the Stockholder from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded on any recognized national securities market;

                  (b) take any action in the Market Area in connection with a Competing Business which might divert from Andrew or any of its Affiliates any opportunity which would be within the scope of Andrew's or such Affiliate's business as then conducted or, to the Stockholder's knowledge, proposed to be conducted;

                  (c) solicit or attempt to solicit any customer of Andrew or any of its Affiliates to purchase Competing Products or Services (as defined below) from any person or entity (other than Andrew or such Affiliate);

                  (d) solicit or attempt to solicit any supplier, licensor, licensee or other business relation of Andrew or any Affiliate thereof to cease doing business with Andrew or any of its Affiliates; or

                  (e) directly or indirectly solicit or hire, or attempt to solicit or hire, any person or entity who is a director, officer, employee or agent of Andrew or any of its Affiliates to perform services for any entity other than Andrew or such Affiliate.

         As used herein, a "Competing Business" shall mean a business which engages or is making plans to engage in the manufacture, marketing or distribution of products, or the performance, marketing or sale of services, which are competitive with, similar to, or may be used as substitutes for, any products or services of Andrew or any of its Affiliates, including, but not limited to those products and services of Antenna and the Acquired Business, whether (i) in the case of products, such products are or were manufactured by or for Andrew or an Affiliate thereof for sale, or purchased as finished goods for resale, or (ii) in the case of services, such services were performed by Andrew or an Affiliate thereof, or by another company or person on behalf of Andrew or such Affiliate; the products and services subject to these restrictive covenants being referred to herein as "Competing Products and Services." As used herein, "Market Area" shall mean the State of Illinois, any other State in the United States wherein Andrew or any of its Affiliates conducts operations, or any other country wherein Andrew or any of its Affiliates conducts operations. As used herein, an "Affiliate" shall mean any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

         2. Disclosure of Confidential Information. Andrew and the Stockholder recognize that it is fundamental to the business and operations of Andrew and its Affiliates to preserve the specialized knowledge, trade secrets, and Confidential Information (as defined below) of Antenna concerning the communications industry, including the research, development, production, assembly, marketing, distribution and sale of communications equipment. As a result of his prior role in Antenna's operations, the Stockholder has obtained specialized knowledge, trade secrets and confidential information such as that described herein about the Acquired Business, Antenna and its Affiliates. Therefore, the Stockholder agrees that:

                  (a) The Stockholder shall keep secret and retain in strict confidence, and shall not use, disclose to others, or publish any secret or confidential information relating to the Acquired Business, the operations or other affairs of Antenna, Andrew or their Affiliates, including confidential information concerning the marketing practices, pricing practices, costs, profit margins, customer lists, products, methods, guidelines, procedures, engineering designs and standards, design specifications, analytical techniques, technical information, customer, client, vendor or supplier information, employee information, and any and all other information protectible as a trade secret under applicable law (collectively, the "Confidential Information"). The obligations of the Stockholder hereunder shall not apply to any information that has become public information without fault on the part of the Stockholder, and shall not apply where the Stockholder's disclosure of any such secret or confidential information is required by law.

                  (b) At the request of Andrew, the Stockholder shall, and shall cause each of his Affiliates to make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as Andrew may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with Andrew, its Affiliates or their representatives in any controversy or legal proceedings involving Andrew, its Affiliates or their representatives with respect to any Confidential Information.

         3. Specific Performance. The Stockholder agrees that any violation by him of Sections 1 or 2 of this Agreement would be highly injurious to Andrew and its Affiliates and would cause irreparable harm. Therefore, if the Stockholder breaches the provisions of Sections 1 or 2 of this Agreement, Andrew shall be entitled to seek injunctive relief and a decree of specific performance against the Stockholder. Andrew's right to seek such specific performance is non-exclusive and shall be in addition to any other rights and remedies to which it may be entitled. In the event the Stockholder breaches a covenant contained in this Agreement, the Restricted Period applicable to the Stockholder with respect to such breached covenant shall be extended for the period of such breach.

         4. Reformation. The Stockholder acknowledges that the territorial, time and scope limitations set for in Section 1 and 2, as applicable, are reasonable and are properly required for the protection of Andrew. In the event any territorial, time or scope limitation contained in this Agreement is deemed to be unreasonable by a court of competent jurisdiction, Andrew and the Stockholder agree that such term shall be reduced to an area, period or scope as such court shall deem reasonable under the circumstances.

         5. Notice. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied, provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein; if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses:

         (a)      if to Andrew, to:

                         Andrew Corporation
                         10500 West 153rd Street
                         Orland Park, Illinois 60462
                         Attention: Charles R. Nicholas
                         Executive Vice President; Chief Financial Officer
                         Fax:  (708) 873-2571
         with a copy to:
                         Gardner, Carton & Douglas
                         321 North Clark Street, Suite 3400
                         Chicago, Illinois 60610
                         Attention:  Dewey B. Crawford
                         Fax:  (312) 644-3381
                         and

         (b)      if to the Stockholder to:


                  with a copy to:

                         McDermott, Will & Emery
                         227 West Monroe Street
                         Chicago, Illinois 60606
                         Attention: Thomas J. Murphy
                         Fax: (312) 984-3669

         or at such other addresses or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

         6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

         7. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law rules which would result in the application of any other law.

         9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10. Assignment. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise); provided, however that Andrew shall be allowed to assign its rights hereunder in connection with the transfer of all or substantially all of Andrew's assets or capital stock to another party (whether by sale, merger, consolidation or otherwise). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         12. Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

ANDREW CORPORATION                            STOCKHOLDER

By:
Name:                                         Name:  [Roger K. Fisher/
Title:                                                  William A. Hamilton]

                                     EXHIBIT D

                      FORM OF LEGAL OPINION TO BE DELIVERED
                          BY SPECIAL COUNSEL TO ANTENNA

         The legal opinion of McDermott, Will & Emery, special counsel to The Antenna Company ("Antenna"), shall be to the effect that:

         1. Antenna has been duly incorporated and is validly existing and in good standing under the laws of the State of Illinois. Antenna has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Antenna is duly qualified to do business and is in good standing as a foreign corporation under the laws of the State of Texas.

         2. Each Antenna Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted.

         3. The authorized capital stock of Antenna consists of 100,000 shares of Antenna Common Stock, of which 9,000 shares are issued and outstanding. All of the issued and outstanding shares of Antenna Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, free of statutory preemptive rights, and, to such counsel's knowledge, free of any other preemptive rights. To the knowledge of such counsel, Antenna does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

         4. Antenna owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the Antenna Subsidiaries, free and clear of any Liens, and all of such shares have been duly authorized and validly issued and are fully paid and nonassessable. To the knowledge of such counsel no Antenna Subsidiary has or is bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity interest in such subsidiary.

         5. Antenna has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors and stockholders of Antenna. No other corporate proceedings on the part of Antenna are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by Antenna and constitutes a valid and binding obligation of Antenna, enforceable against Antenna in accordance with its terms, subject to the following qualifications:

                  (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or in law); and

                  (ii) such counsel need express no opinion with respect to the enforceability of (a) Section 8.3 of the Merger Agreement to the extent that it provides that provisions of the Merger Agreement may only be waived in writing, or (b) Section 9.7 of the Merger Agreement to the extent it states that the provisions of the Merger Agreement are severable.

         6. The execution and delivery of the Merger Agreement by Antenna, the consummation by Antenna of the transactions contemplated thereby, and the compliance by Antenna with the terms or provisions thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Antenna, (ii) constitute a violation of any Applicable Contracts, (iii) cause the creation of any security interest or lien upon any of the property of Antenna pursuant to any Applicable Contract, (iv) contravene any provision of any Applicable Law, or
(v) contravene any Applicable Order of any Governmental Authority against the Company.

         Reference to (i) "Applicable Laws" shall mean those laws, rules, and regulations of the States of Illinois and Delaware and of the United States of America which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Merger Agreement; (ii) "Governmental Authorities" shall mean any Illinois, Delaware, or federal executive, legislative, judicial, administrative, or regulatory body; (iii) "Applicable Orders" shall mean those orders or decrees of Governmental Authorities identified on a schedule attached to such opinion which are the only orders or decrees known to such counsel to be binding on Antenna; and (iv) "Applicable Contracts" shall mean those agreements or instruments set forth on
Schedule 3.13 to the Merger Agreement.

         7. Except for (i) the HSR Filing and the expiration of the waiting period thereunder, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of Articles of Merger with the Illinois Secretary of State pursuant to the Illinois Business Corporation Act of 1983, as amended, (iv) the approval of the Merger Agreement by the requisite vote of the holders of Antenna Common Stock, and (v) the filing with the SEC and declaration of effectiveness of the S-4, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consent of any Governmental Authority, is necessary in connection with the execution and delivery by Antenna of the Merger Agreement and the consummation by Antenna of the Merger and the other transactions contemplated thereby.

         8. To the knowledge of such counsel, there are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of counsel after due inquiry, threatened against or affecting Antenna or any of the Antenna Subsidiaries at law or in equity or before any Governmental Authority or challenging the validity or propriety of the transactions contemplated by the Merger Agreement.

         9. ATI has been dissolved in accordance with the requirements of the IBCA.

                                     EXHIBIT E

                               THE ANTENNA COMPANY

                              OFFICER'S CERTIFICATE
                                       TO
                       ANDREW CORPORATION AND ITS COUNSEL

         The Antenna Company ("Antenna") makes the representations and warranties set forth below to Andrew Corporation ("Andrew") and its counsel, Gardner, Carton & Douglas, in connection with the merger of Antenna into Andrew (the "Merger") pursuant to the Agreement and Plan of Merger dated January __, 1996, between Andrew and Antenna (the "Agreement").

         Antenna represents and warrants that:

         1. The fair market value of the Andrew Common Stock and any other consideration to be received by each Antenna shareholder ("Shareholder") will be approximately equal to the fair market value of the Antenna stock surrendered in the exchange.

         2. There is no plan or intention by the Shareholders of Antenna to sell, exchange, or otherwise dispose of a number of shares of Andrew Common Stock to be received in the Merger that would reduce the Shareholders' ownership of Andrew Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the stock of Antenna as of the same date, or to enter into any transaction or agreement that would eliminate substantially all of the economic benefits and burdens of the beneficial ownership of any such shares. For purposes of this representation, shares of Antenna stock to be exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Andrew Common Stock have been treated as outstanding Antenna stock on the date of the Merger. In addition, shares of Antenna stock and shares of Andrew Common Stock held by the Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

         3. The liabilities of Antenna to be assumed by Andrew and the liabilities to which the transferred assets of Antenna are subject were incurred by Antenna in the ordinary course of its business.

         4. The fair market value of the assets of Antenna to be transferred to Andrew will equal or exceed the sum of the liabilities assumed by Andrew, plus the amount of liabilities, if any, to which the transferred assets are subject.

         5. Immediately prior to the Merger, Antenna is not an investment company within the meaning of Section 368(a)(2)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). A corporation is an "investment company" under that provision of the Code if 50% or more of its assets (by value) consist of stock or securities and 80% or more of its assets (by value) are held for investment. For purposes of these 50% and 80% tests, however, stock of a subsidiary corporation is ignored and the parent corporation is deemed to own a ratable portion of its subsidiary's assets directly. (A corporation is a subsidiary for this purpose if the parent owns 50% or more of its stock by vote or value).

         6. There is no intercorporate indebtedness existing between Antenna and Andrew that was issued, acquired, or will be settled at a discount.

         7. Antenna has not filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

         8. Andrew, Antenna and the Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

         9. Antenna is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax.

         10. Antenna has not declared dividends with respect to its stock which are or will be unpaid at the time of the Merger.

         11. The Merger will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein has been waived or modified, and Antenna has no plan or intention to waive or modify any such material condition. No side agreements exist between Antenna and any of the Shareholders or Andrew related to the Merger which set forth terms or conditions or call for payment of consideration by any party not set forth in the Agreement.

         Antenna acknowledges that Andrew is relying upon the truth and accuracy of each of the foregoing representations and warranties in consummating the Merger and that if any representation and warranty is untrue Andrew could suffer significant financial harm. Antenna further acknowledges that Gardner, Carton & Douglas is relying upon the truth and accuracy of each of the foregoing representations and warranties as the basis, in part, for the delivery of its opinion on the federal tax consequences of the Merger pursuant to Section 7.2(i) of the Agreement.

         IN WITNESS WHEREOF, Antenna, acting by an authorized officer and with full corporate authority, has executed and delivered this Officer's Certificate as of the _____ day of __________, 1996.
                                                   THE ANTENNA COMPANY

                                      By:  __________________________________
                                     Its:  __________________________________

                                      EXHIBIT F

                                 THE ANTENNA COMPANY

                               SHAREHOLDER'S CERTIFICATE
                                          TO
                           ANDREW CORPORATION AND ITS COUNSEL

                  I, _________________, a shareholder of The Antenna Company ("Antenna") make the representations and warranties set forth below to Andrew Corporation ("Andrew") and its counsel, Gardner, Carton & Douglas, in connection with the merger of Antenna into Andrew (the "Merger") pursuant to the Agreement and Plan of Merger dated January __, 1996, between Andrew and Antenna (the "Agreement").

                  I represent and warrant that:

                  1. I have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of Andrew Common Stock to be received by me in the Merger that would reduce my ownership of Andrew Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all Antenna stock owned by me as of the same date, and I have not entered into and have no plan or intention to enter into any transaction or agreement that would eliminate substantially all of the economic benefits and burdens of the beneficial ownership of any such shares of Andrew Common Stock. For purposes of this representation, shares of Antenna stock to be exchanged for cash or other property have been treated as outstanding Antenna stock on the date of the Merger and Antenna stock otherwise sold, redeemed or disposed of prior to the Merger, or intended to be subsequent to the Merger, have been considered.

                  2. I will pay the expenses, if any, incurred by me in my capacity as a shareholder of Antenna in connection with the Merger.

                  3. To the best of my knowledge, no part of any consideration paid or to be paid to me for services performed or to be performed by me for Antenna or Andrew or pursuant to any contractual relationship between Antenna or Andrew and me constitutes separate or additional consideration for the shares of Antenna stock to be exchanged by me in the Merger, and no part of the Andrew Common Stock to be issued to me pursuant to the Merger constitutes separate or additional consideration attributable to such services or contractual relationship.

                  I understand that Andrew is relying upon the truth and accuracy of each of the foregoing representations and warranties in consummating the Merger and that if any representation and warranty is untrue, Andrew could suffer significant financial harm. I further understand that Gardner, Carton & Douglas is relying upon the truth and accuracy of each of the foregoing representations and warranties as the basis, in part, for the delivery of its opinion pursuant to Section 7.2(i) of the Agreement.

         Dated:  __________, 1996

                                       ------------------------------------
                                           [Name of Antenna Shareholder]

                                     EXHIBIT G
                      FORM OF LEGAL OPINION TO BE DELIVERED
                              BY COUNSEL TO ANDREW

         The legal opinion of Gardner, Carton & Douglas, counsel to Andrew Corporation ("Andrew"), shall be to the effect that:

         1. Andrew is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Andrew has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         2. The authorized capital stock of Andrew consists of 100,000,000 shares of Andrew Common Stock. All of the issued and outstanding shares of Andrew Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights. The shares of Andrew Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time upon issuance pursuant to the Merger Agreement, all such shares will be validly issued, fully paid, nonassessable and free of statutory preemptive rights.

         3. Andrew has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Andrew. No other corporate proceedings on the part of Andrew are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by Andrew and constitutes a valid and binding obligation of Andrew, enforceable against Andrew in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in a proceeding in equity or at law. We express no opinion as to the validity or enforceability of any provision regarding choice of Delaware law to govern the Merger Agreement.

         4. The execution and delivery of the Merger Agreement by Andrew, the consummation by Andrew of the transactions contemplated thereby, and the compliance by Andrew with the terms or provisions thereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Andrew, (ii) violate the Delaware General Corporation Law or any Federal or Illinois law, rule or regulation that to the knowledge of such counsel is applicable to transactions of the type contemplated by the Merger Agreement, (iii) contravene any order or decree of any federal, Illinois or Delaware governmental authority known by such counsel to be applicable to Andrew, or (iv) constitute a violation of, or cause the creation of any lien pursuant to, any material license, lease, contract, agreement or other instrument or obligation to which Andrew or any of its subsidiaries is a party and which is filed as an exhibit to any filings or reports with the SEC. Notwithstanding the preceding sentence, we express no opinion as to whether the execution and delivery of the Merger Agreement by Andrew, the consummation by Andrew of the transactions contemplated thereby or the compliance by Andrew with the terms and provisions thereof will constitute a breach of, or constitute a default under, any covenant or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of Andrew contained in any agreement to which Andrew is a party.

         5. Except for (i) the HSR Filing and the expiration of the waiting period thereunder, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of Articles of Merger with the Illinois Secretary of State pursuant to the Illinois Business Corporation Act of 1983 as amended, (iv) the filing with the SEC and declaration of effectiveness of the S-4, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Andrew Common Stock pursuant to this Agreement, and (vi) the filings and authorizations necessary to list the shares of Andrew Common Stock issued pursuant to the Merger Agreement on the NNM, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consents from any federal, Illinois or Delaware governmental authority are necessary in connection with the execution and delivery by Andrew of the Merger Agreement and the consummation by Andrew of the Merger and the other transactions contemplated by the Merger Agreement.

         6. To our knowledge, based upon discussions with officers of Andrew, there are no actions, suits, proceedings, claims or investigations pending or threatened against or affecting Andrew or any of its subsidiaries at law or in equity or before any federal, Illinois or Delaware governmental authority or challenging the validity or propriety of the transactions contemplated by the Merger Agreement which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect to Andrew and its subsidiaries, taken as a whole.

                            APPENDIX B

   ILLINOIS BUSINESS CORPORATION ACT -- SECTIONS 11.65 AND 11.70


         5/11.65 RIGHT TO DISSENT. _ (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

         (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

         (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

         (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters' shares because it:

         (i)      alters or abolishes a preferential right of such shares;

         (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

         (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

         (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

         (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

         (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

         5/11.70 PROCEDURE TO DISSENT. _ (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transactions that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

         (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

         (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

         (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

         (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

         (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

         (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

         (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

         (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

         (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

         If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

         (j)    As used in this Section:

         (1) "Fair value", with respect to a dissenters' shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

         (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Andrew is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Andrew Certificate of Incorporation (the "Certificate") limits director liability to such an extent.

         Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

         Andrew's Certificate provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he is or was a director or officer of Andrew (or was serving at the request of Andrew as a director, officer, employee or agent for another entity) while serving in such capacity shall be indemnified and held harmless by Andrew, to the full extent authorized by Section 145, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The Certificate further provides that the foregoing rights shall be contract rights and shall include the right to be paid by Andrew the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if Delaware law so requires, such payment shall only be made upon delivery to Andrew by the director or officer of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under the Certificate or otherwise. Further, Andrew may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

         Persons indemnified under Andrew's Certificate may also bring suit against Andrew to recover unpaid amounts claimed thereunder, and if successful, the expense of bringing such suit shall be reimbursed by Andrew. While it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under Delaware law, the burden of proving the defense shall be on Andrew and neither the failure of Andrew's Board of Directors, stockholders or independent legal counsel to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Andrew's Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition is not exclusive of any other right which any person may have or acquire under any statute, provision of Andrew's Certificate or By-laws, or otherwise. Finally, Andrew's Certificate provides that Andrew may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not Andrew would have the power to indemnify such person against such expense, liability or loss under Delaware law.

ITEM 22. UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                         SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orland Park and State of Illinois on the 14th day of February, 1996.


                                                       ANDREW CORPORATION
                                                       (Registrant)

                                                       /s/  F. L. English
                                                       Floyd L. English
                                                       Chairman, President and
                                                       Chief Executive Officer





     Signature         Title


* F. L. English        Chairman, President and Chief
Floyd L. English       Executive Officer and a Director


* C. R. Nicholas       Executive Vice President and
Charles R. Nicholas    Chief Financial Officer




* G. F. Maruszak       Vice President and Controller
Gregory F. Maruszak


* John G. Bollinger    Director
John G. Bollinger

*  Jon L. Boyes        Director
Jon L. Boyes

* George N. Butzow     Director
George N. Butzow

* Kenneth J. Douglas   Director
Kenneth J. Douglas

*  J. D. Fluno         Director
Jere D. Fluno

* Carole M. Howard     Director
Carole M. Howard

* O. J. Wade           Director
Ormand J. Wade


* By /s/ James F. Petelle     Attorney-in-Fact
         James F. Petelle

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         EXHIBIT INDEX

2       Agreement and Plan of Merger between    Included as Appendix A to the
        the Registrant and The Antenna          Proxy Statement/Prospectus.
        Company dated January 25, 1996

4(a)    Note Agreement dated                    Filed as Exhibit 4(a) to Form
        September 1, 1990                       10-K for fiscal year ended
                                                September 30, 1995 and
                                                incorporated herein by
                                                reference.

4(a)a   First Amendment to Note Agreement       Filed as Exhibit 4(a)a to Form
        dated September 1, 1990                 10-K for fiscal year ended
                                                September 30, 1992 and
                                                incorporated herein by
                                                reference.

4(b)    Stockholder Rights Agreement            Filed as Exhibit 4(b) to Form
         dated September 22, 1988               10-K for fiscal year ended
                                                September 30, 1993 and
                                                incorporated herein by
                                                reference.


5       Opinion of Gardner, Carton
        & Douglas

8       Opinion of McDermott, Will
        & Emery

11      Computation of Earnings per Share       Filed as Exhibit 11 to Form
                                                10-K for fiscal year ended
                                                September 30, 1995 and
                                                incorporated herein by
                                                reference.

23(a)   Consent of Ernst & Young LLP

23(b)   Consent of William J. Barnes
        & Co., Ltd.

23(c)   Consent of Gardner, Carton & Douglas
        (included in Exhibit 5)

23(d)   Consent of McDermott, Will & Emery
        (included in Exhibit 8)